UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

UNIFI, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

UNIFI, INC.

Notice of Annual Meeting

and

Proxy Statement

2026 Annual Meeting of Shareholders

October 27, 2026

UNIFI, INC.

7201 West Friendly Avenue

Greensboro, North Carolina 27410

September 11, 2026

Dear Shareholder:

On behalf of the Board of Directors and the management of Unifi, Inc. (the “Company”), I invite you to attend the 2026 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held at 8:00 a.m., Eastern Time, on Tuesday, October 27, 2026 at the Company’s corporate headquarters located at 7201 West Friendly Avenue, Greensboro, North Carolina 27410. Details regarding admission to the Annual Meeting and the business to be conducted are described in the accompanying Notice of 2026 Annual Meeting of Shareholders and Proxy Statement.

Whether or not you plan to attend the Annual Meeting, I strongly encourage you to vote as soon as possible to ensure that your shares are represented at the Annual Meeting. The accompanying Proxy Statement explains more about voting. Please read it carefully.

Thank you for your continued support.

Sincerely,

Albert P. Carey
Executive Chairman

UNIFI, INC.

7201 West Friendly Avenue

Greensboro, North Carolina 27410

(336) 294-4410

NOTICE OF 2026 ANNUAL MEETING OF SHAREHOLDERS

The 2026 Annual Meeting of Shareholders (the “Annual Meeting”) of Unifi, Inc. (the “Company”) will be held at 8:00 a.m., Eastern Time, on Tuesday, October 27, 2026 at the Company’s corporate headquarters located at 7201 West Friendly Avenue, Greensboro, North Carolina 27410, for the following purposes:

1.
to elect the eight directors nominated by the Board of Directors;

2.
to approve, on an advisory basis, the Company’s named executive officer compensation in fiscal 2026;

3.
to ratify the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2027; and

4.
to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors unanimously recommends that you vote “FOR” Items 1, 2, and 3. The proxy holders will use their discretion to vote on other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only shareholders of record as of the close of business on September 1, 2026 will be entitled to vote at the Annual Meeting.

0

Your vote is important. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote as soon as possible to ensure that your shares are represented at the Annual Meeting. If you are a shareholder of record and received a paper copy of the proxy materials by mail, you may vote your shares by proxy using one of the following methods: (i) vote by telephone; (ii) vote via the Internet; or (iii) complete, sign, date, and return your proxy card in the postage-paid envelope provided. If you are a shareholder of record and received only a Notice of Internet Availability of Proxy Materials by mail, you may vote your shares by proxy at the Internet site address listed on your Notice. If you hold your shares through an account with a bank, broker, or similar organization, please follow the instructions you receive from the shareholder of record to vote your shares.

By Order of the Board of Directors,

Wesley M. Suttle

Vice President, General Counsel, and Secretary

September 11, 2026

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders To Be Held on October 27, 2026:

The Notice of Annual Meeting and Proxy Statement

and the Annual Report on Form 10-K are available at www.proxyvote.com.

i

PROXY STATEMENT

The Board of Directors (the “Board of Directors” or the “Board”) of Unifi, Inc. (“UNIFI” or the “Company”) is providing these materials to you in connection with the 2026 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held at 8:00 a.m., Eastern Time, on Tuesday, October 27, 2026 at the Company’s corporate headquarters located at 7201 West Friendly Avenue, Greensboro, North Carolina 27410.

General Information

Why did I receive these materials?

You received these materials because the Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This Proxy Statement includes information that UNIFI is required to provide you under the Securities and Exchange Commission rules and regulations (the “SEC rules”) and is designed to assist you in voting your shares.

What is a proxy?

The Board is asking for your proxy. This means you authorize persons selected by the Company to vote your shares at the Annual Meeting in the way that you instruct. All shares represented by valid proxies received and not revoked before the Annual Meeting will be voted in accordance with the shareholder’s specific voting instructions.

Why did I receive a one-page notice regarding Internet availability of proxy materials instead of a full set of the proxy materials?

The SEC rules allow companies to choose the method for delivery of proxy materials to shareholders. For most shareholders, the Company has elected to mail a notice regarding the availability of proxy materials on the Internet (the “Notice of Internet Availability”), rather than sending a full set of these materials in the mail. The Notice of Internet Availability, or a full set of the proxy materials (including the Proxy Statement and form of proxy), as applicable, was sent to shareholders beginning September 11, 2026, and the proxy materials were posted on the investor relations portion of the Company’s website, www.unifi.com, and on the website referenced in the Notice of Internet Availability on the same day. Utilizing this method of proxy delivery expedites receipt of proxy materials by the Company’s shareholders and lowers the cost of the Annual Meeting. If you would like to receive a paper or e-mail copy of the proxy materials, you should follow the instructions in the Notice of Internet Availability for requesting a copy.

What is included in these materials?

These materials include:

•
the Notice of Annual Meeting and Proxy Statement; and

•
the Annual Report on Form 10-K for fiscal 2026, which contains the Company’s audited consolidated financial statements.

If you received a paper copy of these materials by mail, these materials also include the proxy card or voting instruction form for the Annual Meeting.

What items will be voted on at the Annual Meeting?

There are three proposals scheduled to be voted on at the Annual Meeting:

•
the election of the eight directors nominated by the Board of Directors;

•
the approval, on an advisory basis, of the Company’s named executive officer compensation in fiscal 2026; and

•
the ratification of the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2027.

The Board is not aware of any other matters to be brought before the Annual Meeting. If other matters are properly raised at the Annual Meeting, the proxy holders may vote any shares represented by proxy in their discretion.

What are the Board’s voting recommendations?

The Board unanimously recommends that you vote your shares:

•
“FOR” the election of each of the eight directors nominated by the Board of Directors;

•
“FOR” the approval, on an advisory basis, of the Company’s named executive officer compensation in fiscal 2026; and

•
“FOR” the ratification of the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2027.

Who can attend the Annual Meeting?

Admission to the Annual Meeting is limited to:

•
shareholders of record as of the close of business on September 1, 2026;

•
holders of valid proxies for the Annual Meeting; and

•
invited guests of the Company.

Admission to the Annual Meeting will be on a first-come, first-served basis. Each shareholder may be asked to present valid photo identification, such as a driver’s license or passport, and proof of stock ownership as of the record date for admittance. Attendees must comply with any and all health and safety protocols imposed by the Company or applicable governmental agency.

When is the record date and who is entitled to vote?

The Board set September 1, 2026 as the record date. As of the close of business on the record date, 18,588,837 shares of common stock, par value $0.10 per share, of UNIFI (“Common Stock”) were issued and outstanding. Shareholders are entitled to one vote per share of Common Stock outstanding as of the close of business on the record date on any matter properly presented at the Annual Meeting.

What is a shareholder of record?

A shareholder of record or registered shareholder is a shareholder whose ownership of Common Stock is reflected directly on the books and records of UNIFI’s transfer agent, Equiniti Trust Company, LLC. If you hold Common Stock through an account with a bank, broker, or similar organization, you are considered the beneficial owner of shares held in street name and are not a shareholder of record. For shares held in street name, the shareholder of record is your bank, broker, or similar organization. UNIFI only has access to ownership records for the registered shares. If you are not a shareholder of record and you wish to attend the Annual Meeting, UNIFI will require additional documentation to evidence your stock ownership as of the record date, such as a copy of your brokerage account statement, a letter from the shareholder of record (e.g., your bank, broker, or other nominee), or a copy of your voting instruction form or Notice of Internet Availability.

How do I vote?

You may vote by any of the following methods:

•
In person. Shareholders of record and beneficial owners of shares held in street name may vote in person at the Annual Meeting. If you hold shares in street name, you must also obtain a legal proxy from the shareholder of record (e.g., your bank, broker, or other nominee) to vote in person at the Annual Meeting.

•
By telephone or via the Internet. Shareholders of record may vote by proxy, by telephone or via the Internet, by following the instructions included in the proxy card or Notice of Internet Availability provided or the instructions received by e-mail. If you are a beneficial owner of shares held in street name, your ability to vote by telephone or via the Internet depends on the voting procedures of the shareholder of record (e.g., your bank, broker, or other nominee). Please follow the instructions included in the voting instruction form or Notice of Internet Availability provided to you by the shareholder of record.

•
By mail. Shareholders of record and beneficial owners of shares held in street name may vote by proxy by completing, signing, dating, and returning the proxy card or voting instruction form provided.

How can I revoke my proxy or change my vote?

Shareholders of record. You may revoke your proxy or change your vote at any time prior to the taking of the vote at the Annual Meeting by (i) submitting a written notice of revocation to the Company’s Secretary at Unifi, Inc., 7201 West Friendly Avenue, Greensboro, North Carolina 27410; (ii) delivering a proxy bearing a later date using any of the voting methods described in the immediately preceding Q&A, including by telephone or via the Internet, and until the applicable deadline for each method specified in the accompanying proxy card or the Notice of Internet Availability; or (iii) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request or vote in person at the Annual Meeting. For all methods of voting, the last vote cast will supersede all previous votes.

Beneficial owners of shares held in street name. You may revoke or change your voting instructions by following the specific instructions provided to you by the shareholder of record (e.g., your bank, broker, or other nominee), or, if you have obtained a legal proxy from the shareholder of record, by attending the Annual Meeting and voting in person.

What happens if I vote by proxy and do not provide specific voting instructions?

Shareholders of record. If you are a shareholder of record and you vote by proxy, by telephone, via the Internet, or by returning a properly executed and dated proxy card by mail, without providing specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion for any other matters properly presented for a vote at the Annual Meeting.

Beneficial owners of shares held in street name. If you are a beneficial owner of shares held in street name and you do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a “non-routine” matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on that matter with respect to your shares. This is referred to as a “broker non-vote.”

Proposals 1 and 2, the election of directors and the advisory vote to approve the Company’s named executive officer compensation in fiscal 2026, respectively, are considered “non-routine” matters. Consequently, without your voting instructions, the organization that holds your shares cannot vote your shares on these proposals. Proposal 3, the ratification of the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2027, is considered a “routine” matter.

What is the voting requirement to approve each of the proposals?

•
Proposal 1, Election of Directors. Directors shall be elected by the affirmative vote of a majority of the votes cast (meaning that the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee). If any existing director who is a nominee for reelection receives a greater number of votes “against” his or her election than votes “for” such election, the Company’s Amended and Restated By-laws provide that such person shall be deemed to have tendered to the Board his or her resignation as a director. There is no cumulative voting with respect to the election of directors.

•
Proposal 2, Advisory Vote to Approve Named Executive Officer Compensation. Advisory approval of the Company’s named executive officer compensation in fiscal 2026 requires the affirmative vote of a majority of the votes cast (meaning that the number of shares voted “for” the proposal must exceed the number of shares voted “against” such proposal).

•
Proposal 3, Ratification of the Appointment of Independent Registered Public Accounting Firm. Ratification of the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2027 requires the affirmative vote of a majority of the votes cast (meaning that the number of shares voted “for” the proposal must exceed the number of shares voted “against” such proposal).

•
Other Items. Approval of any other matters requires the affirmative vote of a majority of the votes cast (meaning that the number of shares voted “for” the item must exceed the number of shares voted “against” such item).

What is the quorum for the Annual Meeting? How are abstentions and broker non-votes treated?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote is necessary for the transaction of business at the Annual Meeting. Your shares are counted as being present if you vote in person at the Annual Meeting or if you vote by proxy, by telephone, via the Internet, or by returning a properly executed and dated proxy card or voting instruction form by mail. Abstentions and broker non-votes are counted as present for the purpose of determining a quorum for the Annual Meeting.

With respect to Proposal 1, the election of directors, you may vote “for” or “against” each of the nominees for the Board, or you may “abstain” from voting for one or more nominees. Abstentions and broker non-votes will not be considered votes cast for the foregoing purpose and will therefore have no effect on the election of director nominees.

With respect to Proposals 2 and 3, the advisory vote to approve the Company’s named executive officer compensation in fiscal 2026 and the ratification of the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2027, respectively, you may vote “for” or “against” these proposals, or you may “abstain” from voting on these proposals. Abstentions and broker non-votes will not be considered votes cast for the foregoing purposes and will therefore have no effect on the vote for these proposals. As discussed above, because Proposal 3, the ratification of the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2027, is considered a “routine” matter, the Company does not expect any broker non-votes with respect to this proposal.

Who are the proxy holders and how will they vote?

The persons named as attorneys-in-fact in the proxies, Edmund M. Ingle and Wesley M. Suttle, were selected by the Board and are officers, and, with respect to Mr. Ingle, a director, of the Company. If you are a shareholder of record and you return a properly executed and dated proxy card, but do not provide specific voting instructions, your shares will be voted on the proposals as follows:

•
“FOR” the election of each of the eight directors nominated by the Board of Directors;

•
“FOR” the approval, on an advisory basis, of the Company’s named executive officer compensation in fiscal 2026; and

•
“FOR” the ratification of the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2027.

If other matters properly come before the Annual Meeting and you do not provide specific voting instructions, your shares will be voted on such matters in the discretion of the proxy holders.

Who pays for solicitation of proxies?

The Company is paying the cost of soliciting proxies and will reimburse brokerage firms and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their proxies. In addition to soliciting the proxies by mail and the Internet, certain of the Company’s directors, officers, and employees, without compensation, may solicit proxies personally or by telephone, facsimile, and e-mail.

Where can I find the voting results of the Annual Meeting?

The Company will announce preliminary or final voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) within four business days of the completion of the Annual Meeting.

Security Ownership of Certain Beneficial Owners and Management

The table below provides information about the beneficial ownership of Common Stock as of the close of business on September 1, 2026, by each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock as well as by each director, director nominee, and named executive officer and by all directors, director nominees, and executive officers as a group. In computing the number of shares beneficially owned by a person and the ownership percentage of that person, shares deemed outstanding include (i) shares of Common Stock subject to stock options held by that person that are currently exercisable or exercisable within 60 days of September 1, 2026 and (ii) restricted stock units, performance share units, and vested share units that are currently vested or vest within 60 days of September 1, 2026. However, these shares or units are not deemed outstanding for the purpose of computing the ownership percentage of any other person. The ownership percentage is based on 18,588,837 shares of Common Stock outstanding as of the close of business on September 1, 2026. Except as otherwise indicated in the footnotes below, each of the persons named in the table has sole voting and investment power with respect to the securities indicated as beneficially owned by such person, subject to community property laws where applicable. Unless otherwise indicated in the footnotes below, the address for each of the beneficial owners is c/o Unifi, Inc., 7201 West Friendly Avenue, Greensboro, North Carolina 27410.

Name	Number of Shares and Nature of Beneficial Ownership		Ownership Percentage
Principal Shareholders:
Kenneth G. Langone	2,652,056	(1)	14.27%
Minerva Advisors LLC and related parties	1,222,420	(2)	6.58%
Pinnacle Associates Ltd.	1,002,000	(3)	5.39%
22NW Fund, LP and related parties	981,535	(4)	5.28%
Peter J. Abrahamson	960,000	(5)	5.16%
Directors, Director Nominees, and Named Executive Officers:
Emma S. Battle	43,299	(6)	*
Francis S. Blake	67,179	(7)	*
Albert P. Carey	458,450	(8)	2.47%
Andrew J. (A.J.) Eaker	48,928	(9)	*
Edmund M. lngle	275,244	(10)	1.48%
Kenneth G. Langone	2,652,056	(1)	14.27%
Brian D. Moore	30,858	(11)	*
Hongjun Ning	5,000	(12)	*
Suzanne M. Present	130,270	(13)	*
Rhonda L. Ramlo	35,608	(14)	*
Eva T. Zlotnicka	18,327	(15)	*
Directors, director nominees, and current executive officers as a group (12 persons)	3,815,477	(16)	20.53%

* Less than 1.00%.

(1)
Includes (i) 130,000 shares owned by Invemed Associates LLC, of which Mr. Langone is the principal equity holder and previously served as Chairman and Chief Executive Officer, as to which Mr. Langone has shared voting and investment power; (ii) 30,000 shares owned by Mr. Langone’s wife, as to which Mr. Langone has shared voting and investment power; and (iii) 114,441 shares that Mr. Langone has the right to receive pursuant to restricted stock units and vested share units that will automatically convert into shares of Common Stock following the termination of his service as a director of the Company. Mr. Langone disclaims beneficial ownership of (A) the shares of Common Stock held by Invemed Associates LLC, and any proceeds thereof, that exceed his pecuniary interest therein and/or are not actually distributed to him; and (B) the shares of Common Stock held by his wife.
(2)
This information is based upon a Schedule 13G/A filed jointly with the SEC on February 17, 2026 by Minerva Advisors LLC (“Minerva Advisors”), Minerva Group, LP (“Minerva Group”), Minerva GP, LP (“Minerva GP”), Minerva GP, Inc. (“Minerva Inc.”), and David P. Cohen, each of whose address is 50 Monument Road, Suite 201, Bala Cynwyd, Pennsylvania 19004. The Schedule 13G/A reports that (i) each of Minerva Advisors and Mr. Cohen has sole voting and investment power over 703,441 shares and shared voting and investment power over 518,979 shares; and (ii) each of Minerva Group, Minerva GP, and Minerva Inc. has sole voting and investment power over 703,441 shares and shared voting and investment power over no shares.
(3)
This information is based upon a Schedule 13G filed with the SEC on May 21, 2025 by Pinnacle Associates Ltd. (“Pinnacle”), whose address is 335 Madison Avenue, 11th Floor, New York, New York 10017. The Schedule 13G reports that Pinnacle has sole voting and investment power over all of the shares shown.
(4)
This information is based upon a Schedule 13G filed jointly with the SEC on May 12, 2025 by 22NW Fund, LP (“22NW Fund”), 22NW, LP (“22NW”), 22NW Fund GP, LLC (“22NW GP”), 22NW GP, Inc. (“22NW Inc.”), and Aron R. English (collectively, the “22NW Investors”), each of whose address is 590 1st Avenue South, Unit C1, Seattle, Washington 98104. The Schedule 13G reports that: (i) 22NW serves as the investment manager of 22NW Fund; (ii) 22NW GP serves as the general partner of 22NW Fund; (iii) 22NW Inc. serves as the general partner of 22NW; and (iv) Mr. English is the Portfolio Manager of 22NW, Manager of 22NW GP, and President and sole shareholder of 22NW Inc. The Schedule 13G further reports that, by virtue of these relationships, each of 22NW, 22NW GP, 22NW Inc., and Mr. English may be deemed to beneficially own the 981,535 shares owned directly by 22NW Fund. The Schedule 13G further reports that each of the 22NW Investors has sole voting and investment power over all of the shares shown.
(5)
This information is based upon a Schedule 13G filed with the SEC on June 25, 2026 by Peter J. Abrahamson, whose address is 24156 North Coventry Lane, Lake Barrington, Illinois 60010-7334. The Schedule 13G reports that Mr. Abrahamson has sole voting and investment power over all of the shares shown.
(6)
Includes (i) 36,585 shares that Ms. Battle has the right to receive pursuant to vested share units and director restricted stock units that will automatically convert into shares of Common Stock following the termination of her service as a director of the Company; and (ii) 2,757 shares that Ms. Battle will have the right to receive on October 27, 2026 pursuant to director restricted stock units that will automatically convert into shares of Common Stock following the termination of her service as a director of the Company.
(7)
Consists of (i) 61,114 shares that Mr. Blake has the right to receive pursuant to vested share units and director restricted stock units that will automatically convert into shares of Common Stock following the termination of his service as a director of the Company; and (ii) 6,065 shares that Mr. Blake will have the right to receive on October 27, 2026 pursuant to director restricted stock units that will automatically convert into shares of Common Stock following the termination of his service as a director of the Company.
(8)
Includes (i) 284,746 shares that Mr. Carey has the right to purchase pursuant to stock options that are currently exercisable; (ii) 87,207 shares that Mr. Carey has the right to receive pursuant to restricted stock units and vested share units that will automatically convert into shares of Common Stock following the termination of his service as a director of the Company; and (iii) 12,772 shares that Mr. Carey will have the right to receive on October 29, 2026 pursuant to restricted stock units that will automatically convert into shares of Common Stock following the termination of his service as a director of the Company.
(9)
Includes (i) 12,822 shares that Mr. Eaker has the right to purchase pursuant to stock options that are currently exercisable; and (ii) 8,815 shares that Mr. Eaker has the right to receive pursuant to restricted stock units that will automatically convert into shares of Common Stock on October 28, 2026.

(10)
Includes (i) 60,000 shares that Mr. Ingle has the right to purchase pursuant to stock options that are currently exercisable; (ii) 16,284 shares that Mr. Ingle has the right to receive pursuant to restricted stock units that will automatically convert into shares of Common Stock following the termination of his employment with the Company; and (iii) 13,884 shares that Mr. Ingle has the right to receive pursuant to restricted stock units that will automatically convert into shares of Common Stock on October 28, 2026.
(11)
Includes (i) 3,960 shares that Mr. Moore has the right to purchase pursuant to stock options that are currently exercisable; and (ii) 8,815 shares that Mr. Moore has the right to receive pursuant to restricted stock units that will automatically convert into shares of Common Stock on October 28, 2026.
(12)
Consists of 5,000 shares that Mr. Ning has the right to purchase pursuant to stock options that are currently exercisable.
(13)
Consists of (i) 123,102 shares that Ms. Present has the right to receive pursuant to restricted stock units, vested share units, and director restricted stock units that will automatically convert into shares of Common Stock following the termination of her service as a director of the Company; and (ii) 7,168 shares that Ms. Present will have the right to receive on October 27, 2026 pursuant to director restricted stock units that will automatically convert into shares of Common Stock following the termination of her service as a director of the Company.
(14)
Consists of (i) 32,851 shares that Ms. Ramlo has the right to receive pursuant to restricted stock units, vested share units, and director restricted stock units that will automatically convert into shares of Common Stock following the termination of her service as a director of the Company; and (ii) 2,757 shares that Ms. Ramlo will have the right to receive on October 27, 2026 pursuant to director restricted stock units that will automatically convert into shares of Common Stock following the termination of her service as a director of the Company.
(15)
Consists of (i) 15,570 shares that Ms. Zlotnicka has the right to receive pursuant to restricted stock units, vested share units, and director restricted stock units that will automatically convert into shares of Common Stock following the termination of her service as a director of the Company; and (ii) 2,757 shares that Ms. Zlotnicka will have the right to receive on October 27, 2026 pursuant to director restricted stock units that will automatically convert into shares of Common Stock following the termination of her service as a director of the Company.
(16)
Includes 942,037 shares that a director, a director nominee, or a current executive officer has the right to acquire within 60 days of September 1, 2026 through the exercise of stock options or the vesting of restricted stock units, performance share units, or vested share units.

Proposal 1:

Election of Directors

The Board of Directors currently consists of eight members and has no vacancies. On the recommendation of the Corporate Governance and Nominating Committee, the Board has nominated the eight persons listed below for election as directors at the Annual Meeting. If elected, each nominee will serve until his or her term expires at the 2027 Annual Meeting of Shareholders or until his or her successor is duly elected and qualified. All of the nominees are currently serving as directors and were elected to the Board at the 2025 Annual Meeting of Shareholders. Each nominee has agreed to be named in this Proxy Statement and to serve if elected.

Although the Company knows of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxy holders intend to vote your shares for any substitute nominee proposed by the Board.

The Board of Directors unanimously recommends that you vote “FOR” the election of each of the eight nominees listed below. Unless otherwise specified, proxies will be voted “FOR” the election of each of the eight nominees listed below.

Director Nominees

Listed below are the eight persons nominated for election to the Board of Directors. The following paragraphs include information about each director nominee’s business background, as furnished to the Company by the nominee, and additional experience, qualifications, attributes, or skills that led the Board of Directors to conclude that the nominee should serve on the Board.

Name	Age	Principal Occupation	Director Since
Emma S. Battle	65	President and Chief Executive Officer, Market Vigor, L.L.C.	2021
Francis S. Blake	77	Retired Chairman and Chief Executive Officer, The Home Depot, Inc.	2022
Albert P. Carey	75	Executive Chairman of UNIFI	2018
Edmund M. Ingle	61	Chief Executive Officer of UNIFI	2020
Kenneth G. Langone	90	Former Chairman and Chief Executive Officer, Invemed Associates LLC	1969
Suzanne M. Present	67	Principal, Gladwyne Partners, LLC	2011
Rhonda L. Ramlo	66	Business Strategy and Operations Consultant	2021
Eva T. Zlotnicka	43	Chief Executive Officer, VIAlab, Inc.	2018

Emma S. Battle

Ms. Battle has served as President and Chief Executive Officer of Market Vigor, L.L.C., a business services company focused on strategic consulting and digital and online marketing, since she founded the company in 2003. From 2015 to 2017, Ms. Battle was Vice President of Client Success at Windsor Circle, an e-commerce marketing company. Previously, she served in executive and senior marketing and sales roles at Three Ships Media, Red Hat, Art.com, and 1 Sync, and as textile plant manager, Director of Sourcing, Vice President of Marketing, and Vice President of Strategic Planning at Sara Lee Branded Apparel (which was subsequently spun off to form Hanesbrands Inc. and later acquired by Gildan Activewear Inc.). Ms. Battle serves on the boards of directors of Bassett Furniture Industries, Incorporated and Nu Skin Enterprises, Inc., and was a director of Primo Water Corporation until 2020. She also supports and collaborates with current and aspiring board members through the University of North Carolina at Chapel Hill School of Law’s Director Diversity Initiative, Onboard NC, and Santa Clara University’s Black Corporate Board Readiness program. Since 2017, Ms. Battle has served as a consultant to Higher Ed Works, a charitable organization that supports public higher education in North Carolina. Ms. Battle also serves as Chair of the board of advisors of Elon University’s Martha and Spencer Love School of Business.

Ms. Battle brings to the Board marketing experience based on her extensive background in digital and online marketing, marketing analytics, and marketing strategy. She also brings to the Board marketing experience specific to the textile and apparel manufacturing industry. In addition, Ms. Battle’s commitment to sustainability and social responsibility is valuable to the Company.

Francis S. Blake

Mr. Blake served as Non-Executive Chairman of the board of directors of Delta Air Lines, Inc., a global airline, from October 2016 until June 2023 and lead director from May to October 2016. He served as Chairman and Chief Executive Officer of The Home Depot, Inc., the world’s largest home improvement retailer, from 2007 until November 2014 and thereafter as Chairman of the board of directors until February 2015. Prior to that, Mr. Blake served as Vice Chairman of the board of directors of The Home Depot and as an Executive Vice President. Mr. Blake joined The Home Depot in 2002 as Executive Vice President of Business Development and Corporate Operations. He was Deputy Secretary for the U.S. Department of Energy from 2001 to 2002. Mr. Blake served in a variety of executive positions at General Electric Company, including as Senior Vice President of Corporate Business Development in charge of all worldwide mergers, acquisitions, and dispositions. Mr. Blake serves on the board of directors of Hertz Global Holdings, Inc. and previously served as a director of Macy’s Inc. until 2024, The Procter & Gamble Company until 2021, and The Southern Company until 2009.

Mr. Blake brings to the Board extensive operating and management experience gained while leading a complex retail organization and leadership skills based on executive leadership and government service. Mr. Blake also brings to the Board significant public company board and committee experience.

Albert P. Carey

Mr. Carey has served as Executive Chairman of the Board of UNIFI since April 2019. Mr. Carey previously served as Non-Executive Chairman of the Board of the Company from January 2019 to March 2019. In March 2019, Mr. Carey retired from PepsiCo, Inc., a consumer products company, after a 38-year career with the company during which time he held various senior leadership roles, including Chief Executive Officer of PepsiCo North America from March 2016 to January 2019, Chief Executive Officer of PepsiCo North America Beverages from July 2015 to March 2016, Chief Executive Officer of PepsiCo Americas Beverages from September 2011 to July 2015, and President and Chief Executive Officer of Frito-Lay North America from June 2006 to September 2011. Mr. Carey joined PepsiCo in 1981 after spending seven years with The Procter & Gamble Company. Mr. Carey served on the boards of directors of The Home Depot, Inc. until May 2024 and Omnichannel Acquisition Corp. until June 2022. He also serves on the board of directors of Purple Crow, a food distribution company, as Chairman of the board of trustees of the University of Maryland, and as Chairman of the board of directors of the Bridgeport Rescue Mission in Bridgeport, Connecticut.

Mr. Carey brings to the Board more than 40 years of experience with consumer product companies. In addition, having served in a number of senior executive positions at PepsiCo, Mr. Carey brings to the Board valuable leadership and strategic management skills.

Edmund M. Ingle

Mr. Ingle has served as Chief Executive Officer of UNIFI since June 2020. From May 2019 to June 2020, he served as Chief Executive Officer of the recycling group of Indorama Ventures, a world-class chemicals company and a global integrated leader in PET and fibers serving major customers in diversified end-use markets. From May 2018 to May 2019, he was Chairperson and Chief Executive Officer of Indorama Ventures’ Wellman International division. Prior to that, Mr. Ingle was with UNIFI for approximately 30 years, during which time he held various key leadership positions, including Vice President of Global Corporate Sustainability, Vice President of Supply Chain, General Manager of the Company’s Flake and Chip business, Vice President and General Manager of REPREVE® Polymers, General Manager of the Company’s Nylon business, and Director of Global Procurement.

Mr. Ingle brings to the Board a deep understanding of UNIFI’s operations and industry, gained through more than 35 years of experience with the Company. He also brings significant leadership and strategic management skills to the Board.

Kenneth G. Langone

Mr. Langone served as Chairman and Chief Executive Officer of Invemed Associates LLC, a New York Stock Exchange member firm that specialized in healthcare and high technology companies, from the time he founded the firm in 1974 until he closed it in 2021. From 2011 to 2013, he served as Chief Executive Officer, President, and Chairman of Geeknet, Inc., a retailer of a wide range of products aimed at technology enthusiasts. Mr. Langone was a co-founder, and served as a director from 1978 to 2008, of The Home Depot, Inc. Mr. Langone was a director of ChoicePoint Inc. from 2002 to 2008, Geeknet, Inc. from 2010 to 2015, General Electric Company from 1999 to 2005, and YUM! Brands, Inc. from 1997 to 2012. Mr. Langone serves on the board of trustees of New York University and on the board of overseers of New York University’s Leonard N. Stern School of Business. Mr. Langone is Chairman of the board of trustees of New York University Langone Health. In addition, he serves on the boards of the Center for Strategic and International Studies, the Harlem Children’s Zone, and St. Patrick’s Cathedral.

Mr. Langone brings to the Board extensive operating and management experience, financial expertise, and public company board and committee experience. In addition, Mr. Langone’s long service on the Board of Directors provides a valuable historical perspective through which the Board can contextualize and direct the Company’s performance and strategic planning.

Suzanne M. Present

Ms. Present is a co-founder and has been a principal of Gladwyne Partners, LLC, a private partnership fund manager, since 1998. Prior to the formation of Gladwyne Partners, Ms. Present spent 15 years at Lazard Freres & Co., a global financial advisory firm. From 2013 to 2020, Ms. Present served as Executive Director of Ken’s Krew, Inc., a non-profit organization that provides training and other support services to individuals with intellectual and developmental disabilities to assist with entering the workforce, and, since 2020, she has served as the organization’s Chairman and Treasurer. Ms. Present has served as a director of numerous public and private companies in a variety of industries, including media, technology, healthcare, and retail. Ms. Present has served as Lead Independent Director of UNIFI since February 2024.

Ms. Present brings to the Board extensive financial expertise, which is valuable to the oversight of the Company’s audit functions and the analysis of the Company’s business strategies.

Rhonda L. Ramlo

Ms. Ramlo has served as a business strategy and operations consultant since January 2024. From March to December 2023, she was Interim Chief Executive Officer of Atoria Family Baking Company, a family owned bakery. From 2010 to 2022, she led corporate strategy, acquisitions, and business development for The Clorox Company, a leading multinational manufacturer and marketer of consumer and professional products. From 1994 to 2010, Ms. Ramlo held numerous executive roles at Dreyer’s Grand Ice Cream Holdings, Inc., including Executive Vice President of Sales and Distribution, Executive Vice President of Marketing and Innovation, and Chief Customer Officer. Ms. Ramlo also serves on the boards of directors of Tru Earth Environmental Products Inc., a privately held global household cleaning product company, I2H Inc., a privately held digital technology company, and Lucidity Lights, Inc., a privately held manufacturer of branded, enhanced residential light bulbs and fixtures. Previously, Ms. Ramlo served on the boards of directors of several privately held businesses, including Nuun, Inc., R.E.D.D. Bar Inc., and The Wine Group, Inc.

Ms. Ramlo brings to the Board significant expertise in strategy, marketing, sales operations, mergers and acquisitions, and business development.

Eva T. Zlotnicka

Ms. Zlotnicka is a co-founder and has served as Chief Executive Officer of VIAlab, Inc., a financial technology company using artificial intelligence to analyze investment portfolio sustainability relative to financial performance, since April 2026. Ms. Zlotnicka is an experienced sustainable investing professional and thought leader and has served in an advisory capacity as Operating Partner of Pana Capital, a growth equity investment platform, since July 2024 and as Venture Partner at Bay Bridge Ventures, a climate tech venture capital firm, since October 2024. From July 2020 to December 2023, she was Managing Partner and President of Inclusive Capital Partners, L.P., a San Francisco-based investment firm she founded. From February 2018 to July 2020, she was Managing Director of the ValueAct Spring Fund and Head of Stewardship at ValueAct Capital, a San Francisco-based investment firm. Earlier in her career, Ms. Zlotnicka led the global sustainability and environmental, social, and governance (“ESG”) equity research efforts in the United States for two global financial services companies, Morgan Stanley and UBS Investment Bank. Ms. Zlotnicka previously served as a director of Enviva Inc. until December 2024, Aircela Inc. until July 2024, Arcadia Power, Inc. until December 2023, and Hawaiian Electric Industries, Inc. until May 2021. She has served on the board of the Sustainable Ocean Alliance, a global non-profit focused on restoring the health of our oceans, since July 2025 after previously serving March 2022 to January 2024. Ms. Zlotnicka also co-founded Women Investing for a Sustainable Economy (WISE), a global professional community.

Ms. Zlotnicka brings to the Board valuable expertise in sustainable investing, multinational ESG initiatives, and technology developed through her business background and board service. Ms. Zlotnicka also brings to the Board extensive experience in investment management and finance.

Corporate Governance

The Board of Directors

The Company is governed by the Board of Directors and its various committees. The Board and its committees have general oversight responsibility for the affairs of the Company. In exercising its fiduciary duties, the Board represents and acts on behalf of UNIFI’s shareholders. The Board has adopted written corporate governance policies, principles, and guidelines, known as the Corporate Governance Guidelines. The Board also has adopted (i) a Code of Ethics for Senior Financial and Executive Officers (the “Code of Ethics for Senior Financial and Executive Officers”), which applies to the Company’s Chief Executive Officer, Chief Financial Officer and Treasurer, Vice President and Corporate Controller, and other senior financial and executive officers and employees; (ii) a Code of Business Conduct and Ethics (the “Code of Ethics”), which applies to the Company’s directors, officers, and employees; and (iii) an Ethical Business Conduct Policy Statement (the “Ethics Policy Statement”), which applies to the Company’s directors, officers, and employees. The Code of Ethics for Senior Financial and Executive Officers, the Code of Ethics, and the Ethics Policy Statement include guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and other related topics. In addition, the Board has adopted an Insider Trading Policy, which governs the purchase, sale, and other disposition of the securities of the Company by the Company’s directors, officers, and employees. The Board believes the Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules, and regulations, and the listing standards applicable to the Company.

Documents Available

Certain of the Company’s corporate governance materials, including the charters for the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee, as well as the Corporate Governance Guidelines, the Code of Ethics for Senior Financial and Executive Officers, the Code of Ethics, the Ethics Policy Statement, the Insider Trading Policy, and the Incentive-Based Compensation Recovery Policy, are published on the investor relations portion of the Company’s website at www.unifi.com. These corporate governance materials are also available in print free of charge to any shareholder upon request by contacting the Company in writing at Unifi, Inc., 7201 West Friendly Avenue, Greensboro, North Carolina 27410, Attention: Investor Relations, or by telephone at (336) 294-4410. Any modifications to these corporate governance materials will be reflected, and the Company intends to post any amendments to, or waivers from, the Code of Ethics for Senior Financial and Executive Officers (to the extent required to be disclosed pursuant to Form 8-K) on the investor relations portion of the Company’s website at www.unifi.com. By referring to the Company’s website, or any portion thereof, including the investor relations portion of the Company’s website, the Company does not incorporate its website or its contents into this Proxy Statement.

Director Independence

The Board believes that a majority of its members are independent under the applicable New York Stock Exchange rules (the “NYSE rules”) and SEC rules. The NYSE rules provide that a director does not qualify as “independent” unless the board of directors affirmatively determines that the director has no material relationship with the company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the company). The NYSE rules recommend that a board of directors consider all of the relevant facts and circumstances in determining the materiality of a director’s relationship with a company. The Board has adopted Director Independence Standards, which incorporate the independence standards of the NYSE rules, to assist the Board in determining whether a particular relationship a director has with UNIFI is a material relationship that would impair the director's independence. The Director Independence Standards establish thresholds at which directors’ relationships with the Company are deemed to be not material and, therefore, shall not disqualify any director or director nominee from being considered “independent.” The Director Independence Standards are available on the investor relations portion of the Company’s website, www.unifi.com, as an appendix to the Corporate Governance Guidelines.

In August 2026, the Board of Directors, with the assistance of the Corporate Governance and Nominating Committee, conducted an evaluation of director independence based on the Director Independence Standards, the NYSE rules, and the SEC rules. The Board considered all relationships and transactions between each director (and his or her immediate family members and affiliates) and each of UNIFI, its management, and its independent registered public accounting firm, as well as the transactions described below under “—Related Person Transactions.” As a result of this evaluation, the Board determined those relationships that do exist or did exist within the last three fiscal years (except for Messrs. Ingle’s and Carey’s relationships as employees of UNIFI) all fall below the thresholds in the Director Independence Standards, the NYSE rules, and the SEC rules. Consequently, the Board of Directors determined that each of Messrs. Blake and Langone and each of Mses. Battle, Present, Ramlo, and Zlotnicka qualifies as an independent director under the Director Independence Standards, the NYSE rules, and the SEC rules. The Board also determined that each member of the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee (see membership information below under “—Standing Board Committees”) is independent, including that each member of the Audit Committee is “independent” as that term is defined under Rule 10A-3(b)(1)(ii) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Board Leadership Structure

The Company’s Corporate Governance Guidelines provide the Board with flexibility to select the appropriate leadership structure at a particular time based on what the Board determines to be in the best interests of the Company and its shareholders. The Company’s Corporate Governance Guidelines provide that the Board has no established policy with respect to combining or separating the offices of Chairman of the Board and principal executive officer.

The Company currently has separated the roles of Chairman of the Board and principal executive officer. Albert P. Carey serves as the Executive Chairman of the Board and Edmund M. Ingle serves as the Company’s Chief Executive Officer (its principal executive officer). The Company previously combined the roles of Chairman of the Board and principal executive officer and, in the future, the Board may determine that it is in the best interests of the Company and its shareholders for the same person to hold the positions of Chairman of the Board and principal executive officer. The Board, however, believes that the Company’s present leadership structure is appropriate for the Company at the current time, as it allows Mr. Ingle to focus on the day-to-day operation of the business, while allowing Mr. Carey to focus on the strategic direction of UNIFI and leadership of the Board.

The Company’s Corporate Governance Guidelines further provide that if the Chairman is not determined by the Board as independent, the independent directors may determine that the Board should have a Lead Independent Director. Pursuant to the Company’s Corporate Governance Guidelines, in the event that the independent directors make such a determination, the Lead Independent Director is appointed by a majority of the independent directors. In October 2025, the independent directors reappointed Suzanne M. Present to serve as Lead Independent Director, a position she has held since February 2024.

Under the Company’s Corporate Governance Guidelines, the duties of the Lead Independent Director include: (i) providing leadership to the Board; (ii) chairing Board meetings in the absence of the Chairman; (iii) organizing, setting the agenda for, and leading executive sessions of the independent directors without the attendance of management; (iv) serving as a liaison between management and the independent directors; (v) consulting with the Chairman to approve the agenda for each Board meeting and the information that shall be provided to the directors for each scheduled meeting; (vi) approving meeting schedules to assure that there is sufficient time for discussion of all agenda items; (vii) meeting with the Chairman between Board meetings as appropriate in order to facilitate Board meetings and discussions; (viii) advising the Corporate Governance and Nominating Committee on the selection of committee chairpersons; and (ix) having the authority to call meetings of the independent directors.

Standing Board Committees

The Board of Directors has a standing Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee. Committee members and committee chairs are appointed by the Board. The members and chairs of these committees are identified in the following table:

Name	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Emma S. Battle		Member
Francis S. Blake	Member	Chair
Albert P. Carey
Edmund M. Ingle
Kenneth G. Langone		Member	Member
Suzanne M. Present	Chair
Rhonda L. Ramlo			Member
Eva T. Zlotnicka	Member		Chair

Each of the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee of the Board of Directors functions pursuant to a written charter adopted by the Board. The following table provides information about the operation and key functions of these committees:

Committee	Key Functions and Additional Information	Number of Meetings in Fiscal 2026
Audit Committee
•
 Assists the Board in its oversight of (i) the Company’s accounting and financial reporting processes, (ii) the integrity of the Company’s financial statements, (iii) the Company’s compliance with legal and regulatory requirements, (iv) the qualifications and independence of the Company’s registered public accounting firm, (v) the performance of the Company’s internal audit function and the Company’s independent registered public accounting firm, and (vi) the Company's enterprise risk management process.

•
 Appoints, compensates, retains, and oversees the work of the Company’s independent registered public accounting firm.

•
Reviews and discusses with management and the Company’s independent registered public accounting firm the annual and quarterly financial statements.

•
Reviews and discusses with management the quarterly earnings releases.

•
Reviews and pre-approves all audit and non-audit services proposed to be performed by the Company’s independent registered public accounting firm.

•
Reviews and, if appropriate, approves or ratifies related person transactions.

8

Committee	Key Functions and Additional Information	Number of Meetings in Fiscal 2026

•
Reviews and discusses with management, the Company’s independent registered public accounting firm, and Company personnel responsible for the Company’s internal audit function, the performance and adequacy of the Company's internal audit function, any major issues regarding accounting principles and financial statement presentations, any major issues as to the quality and adequacy of the Company's internal controls, any special audit steps adopted in light of material control deficiencies, and the adequacy of disclosures about changes in internal control over financial reporting.

•
Reviews and discusses with management and the Company's independent registered public accounting firm significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

•
Discusses the Company’s major financial risk exposures and the steps that management has taken to monitor and control these exposures.

•
The Board of Directors has determined that each of Mses. Present and Zlotnicka and Mr. Blake (i) is an “audit committee financial expert” within the meaning of the SEC rules and (ii) is “financially literate” and has accounting or related financial management expertise, in each case, as determined by the Board in its business judgment.

Compensation Committee
•
Oversees the administration of the Company’s compensation plans, including the incentive compensation and equity-based plans.

•
Reviews and approves corporate goals and objectives relevant to the compensation of the Company’s executive officers, evaluates each executive officer's performance in light of those goals and objectives, and determines and approves each executive officer's compensation level based on this evaluation.

•
Reviews and makes recommendations to the independent directors on the Board with respect to any employment agreements, consulting arrangements, severance or retirement arrangements, or change-in-control agreements and provisions covering any current or former executive officer of the Company.

•
Oversees regulatory compliance and risk with respect to executive compensation matters.

6

Committee	Key Functions and Additional Information	Number of Meetings in Fiscal 2026
Corporate Governance and Nominating Committee
•
Identifies and recommends to the Board director candidates to be nominated for election at the annual shareholder meeting or to be elected to fill a vacancy or newly created directorship.

•
Makes recommendations to the Board with respect to determinations of director independence.

•
Reviews the structure of the committees of the Board and recommends to the Board for its approval qualified directors to serve as members and the chairperson of each committee.

•
Recommends to the independent directors on the Board for their approval an independent director to serve as the Lead Independent Director if the independent directors have determined that the Board should have a Lead Independent Director.

•
Reviews and makes recommendations to the Board regarding the form and amount of director compensation in accordance with the Company’s Director Compensation Policy.

•
Oversees the annual performance evaluation of the Board, the committees of the Board, the leadership of the Board (including the Chairman of the Board and the Lead Independent Director if one has been designated), the individual directors, and the Company's management.

•
Reviews the Company's policies and performance on ESG matters and makes recommendations to the Board regarding the same.

•
Oversees issues that may create governance risks, such as Board composition and structure, director selection, director succession planning, and ESG activities.
4

Other Board Committees

The Board of Directors may also establish other committees from time to time as it deems necessary. In fiscal 2023, the Board established a Strategy and Finance Committee to, among other things: (i) oversee the Company’s progress on initiatives to enhance profitability; (ii) develop annual and longer-term business and capital investment plans and targets and monitor the Company’s progress towards achieving such plans and targets; and (iii) evaluate new markets that could enable the Company to achieve higher profitability and increase shareholder value. The Board dissolved the Strategy and Finance Committee, effective October 23, 2025, as it determined that the goals of the Strategy and Finance Committee would be best served by receiving the benefit and attention of the full Board in the interest of streamlining the organization and promoting efficient functioning of the Board. Ms. Ramlo served as the Chair of the Strategy and Finance Committee and Messrs. Blake, Carey, and Ingle were members of this committee. The Strategy and Finance Committee held no meetings in fiscal 2026.

Director Meeting Attendance

The Board of Directors held eight meetings during fiscal 2026. Each incumbent director attended, or participated by means of remote communication in, 75% or more of the aggregate number of meetings of the Board and committees of the Board on which the director served during fiscal 2026. It is the Board’s policy that the directors should attend the Company’s annual meeting of shareholders absent extenuating circumstances. All eight of the Company’s directors participated by means of remote communication in the Company’s 2025 Annual Meeting of Shareholders.

Pursuant to the Company’s Corporate Governance Guidelines, the independent directors meet in regularly scheduled executive sessions without management. Ms. Present, as the Lead Independent Director, presides over these executive sessions.

Director Qualifications and the Nomination Process

The Corporate Governance and Nominating Committee is responsible for identifying and evaluating individuals qualified to become members of the Board of Directors and for recommending to the Board the individuals for nomination as members. When considering the composition of the Board, the Corporate Governance and Nominating Committee focuses on ensuring that the directors collectively possess the breadth of expertise and experience appropriate for the Company’s business.

In identifying potential director candidates, the Corporate Governance and Nominating Committee may seek input from other directors, executive officers, community leaders, business contacts, third-party search firms, and any other sources deemed appropriate by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee will also consider director candidates appropriately recommended by shareholders. In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Corporate Governance and Nominating Committee does not set specific minimum qualifications that must be met by a director candidate. Rather, the Corporate Governance and Nominating Committee considers the following criteria, in addition to other factors it may determine appropriate: (i) the candidate’s roles and contributions valuable to the business community; (ii) the candidate’s diversity, integrity, accountability, informed judgment, financial literacy, passion, creativity, and vision; (iii) the candidate’s knowledge about the Company’s business or industry; (iv) the candidate’s independence; (v) the candidate’s willingness and ability to devote adequate time and effort to Board responsibilities in the context of the existing composition and needs of the Board and its committees; and (vi) the NYSE rules.

Though neither the Corporate Governance and Nominating Committee nor the Board has a specific policy with regard to diversity criteria in identifying director nominees, the Board believes that men and women of different ages, races, and ethnic and cultural backgrounds can contribute different and useful perspectives and can work effectively together to further the Company’s objectives. As noted above, a candidate’s diversity is one of the criteria that the Corporate Governance and Nominating Committee considers in evaluating potential director nominees.

Board Composition and Refreshment

The Corporate Governance and Nominating Committee and the Board routinely assess the composition of the Board with the goal to strike a balance between the knowledge and understanding of the business that comes from longer-term service on the Board and the fresh ideas and perspectives that can come from adding new members.

The Corporate Governance and Nominating Committee and the Board regularly evaluate the mix of skills, experience, and perspectives represented on the Board to ensure alignment with the Company's evolving business needs. The Board recognizes the value of appointing directors with diverse personal and professional backgrounds, enabling the Board as a whole to benefit from a broad range of experiences and viewpoints. This diversity of thought strengthens the Board's decision-making, enhances oversight, and supports the Company's ability to remain innovative and responsive in an increasingly dynamic and rapidly changing marketplace. The Corporate Governance and Nominating Committee assesses the composition of the Board at least once a year and more frequently as needed, particularly when considering potential new candidates.

The Board of Directors has a rich array of backgrounds and experiences and a balance of tenure, which provides the Board with an effective mix of perspectives. The Board believes that succession planning and refreshment are important as the Company’s business strategy continues to evolve. In the past six years, four independent directors have left the Board, three independent directors have joined the Board, and the Board has been reduced in size to eight directors. Collectively, the new directors have added to the skills and experience of the Board and its ability to support the Company’s business and the creation of long-term shareholder value. The Board remains committed to ongoing Board refreshment.

The Board of Directors believes that the Board also benefits from the presence of several seasoned directors who are well-versed in the Company’s business and can help facilitate the transfer of institutional knowledge. For instance, Kenneth G. Langone brings a high level of expertise, engagement and oversight to the role of director. His 57-year tenure, which includes service through decades of business cycles, has proven extremely valuable. The Board recognizes that Mr. Langone’s tenure provides a unique long-term perspective on the Company’s strategy and equips him with the deep institutional knowledge needed to challenge management and provide rigorous oversight. The average tenure of a director on the Board is approximately 13 years with Mr. Langone’s 57 years of experience and approximately 7 years without his tenure. We believe this average tenure reflects the balance the Board seeks to achieve between the different perspectives offered by long-serving directors and those contributed by newer directors.

Shareholder Recommendations of Director Candidates

Shareholders may recommend a director candidate to be considered for the Company’s 2027 Annual Meeting of Shareholders by submitting the candidate’s name in accordance with the provisions of the Company’s Amended and Restated By-laws, which require advance notice to the Company and certain other information. Written notice must be received by the Company’s Secretary at Unifi, Inc., 7201 West Friendly Avenue, Greensboro, North Carolina 27410 no earlier than 120 days and no later than 90 days prior to the first anniversary of the Annual Meeting. As a result, notice of director candidates submitted by a shareholder pursuant to the provisions of the Company’s Amended and Restated By-laws must be received no earlier than June 29, 2027 and no later than July 29, 2027. However, if the date of the 2027 Annual Meeting of Shareholders is more than 30 days before or more than 90 days after October 27, 2027, then the written notice must be received by the Company’s Secretary no earlier than 120 days prior to the date of the 2027 Annual Meeting of Shareholders and no later than the close of business on the later of (i) 90 days prior to the date of such annual meeting or (ii) 10 days following the day on which the Company first announced publicly (or mailed notice to the shareholders of) the date of such meeting.

The notice must contain certain information about the director candidate and the shareholder submitting the nomination, as set forth in the Company’s Amended and Restated By-laws. With respect to each person whom the shareholder proposes to nominate for election or reelection as a director, the notice must contain, among other things, (i) the nominee’s name, age, and business and residence addresses; (ii) the nominee’s background and qualification, including the principal occupation or employment of the nominee; (iii) the class and number of shares or other securities of the Company owned of record or beneficially by the nominee or any Shareholder Associated Person (as defined in the Company’s Amended and Restated By-laws); (iv) any derivative positions held of record or beneficially by the nominee or any Shareholder Associated Person related to, or the value of which is derived in whole or in part from, the value of any class of the Company’s shares or other securities and whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement, or understanding has been made, the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, the nominee or any Shareholder Associated Person with respect to the Company’s shares or other securities; (v) a written statement executed by the nominee (A) acknowledging that as a director of the Company, the nominee will owe a fiduciary duty under New York law with respect to the Company and its shareholders; (B) disclosing whether the nominee is a party to an agreement, arrangement, or understanding with, or has given any commitment or assurance to, any person or entity as to how the nominee, if elected as a director of the Company, will act or vote on any issue or question; (C) disclosing whether the nominee is a party to an agreement, arrangement, or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with the nominee’s service or action as a director of the Company; (D) agreeing to update continually the accuracy of the information required by the immediately preceding clauses (B) and (C) for as long as the nominee is a nominee or a director of the Company; and (E) agreeing, if elected as a director of the Company, to comply with all codes of conduct and ethics, corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines of the Company applicable to directors; and (vi) any other information regarding the nominee or any Shareholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with a contested solicitation of proxies for the election of directors or that the Company may reasonably require to determine the eligibility of the nominee to serve as a director of the Company. With respect to the shareholder submitting the nomination, the notice must contain: (1) the name and address, as they appear on the Company’s books, of such shareholder and any Shareholder Associated Person; (2) the class and number of shares or other securities of the Company owned of record or beneficially by such shareholder or any Shareholder Associated Person; (3) any derivative positions held of record or beneficially by such shareholder or any Shareholder Associated Person related to, or the value of which is derived in whole or in part from, the value of any class of the Company’s shares or other securities and whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement, or understanding has been made, the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such shareholder or any Shareholder

Associated Person with respect to the Company’s shares or other securities; (4) any other information regarding such shareholder or any Shareholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with a contested solicitation of proxies for the election of directors; and (5) a representation whether either such shareholder or any Shareholder Associated Person intends to, or is part of a group which intends to, deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the nominee and/or otherwise to solicit proxies from shareholders in support of such nomination.

A shareholder who is interested in recommending a director candidate should request a copy of the Company’s Amended and Restated By-laws by writing to the Company’s Secretary at Unifi, Inc., 7201 West Friendly Avenue, Greensboro, North Carolina 27410. Recommended candidates will be subject to a background check by a qualified firm of the Company’s choosing. Appropriate submission of a recommendation by a shareholder does not guarantee the selection of the shareholder’s candidate or the inclusion of the candidate in the Company’s proxy materials; however, the Corporate Governance and Nominating Committee will consider any such candidate in accordance with the director nomination process described above.

Universal Proxy Rules for Director Nominations

In addition to satisfying the foregoing requirements under the Company’s Amended and Restated By-laws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees for the 2027 Annual Meeting of Shareholders must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.

Annual Evaluation of Directors and Board Committee Members

The Board of Directors evaluates the performance of each director, each committee of the Board, the Executive Chairman, the Lead Independent Director, and the Board of Directors as a whole on an annual basis. In connection with this annual self-evaluation, each director provides his or her views on the performance of each director standing for reelection, each committee of the Board, the Executive Chairman, the Lead Independent Director, and the Board of Directors as a whole. The Board of Directors discusses the results of the evaluation and determines what, if any, actions should be taken in the upcoming year to improve the Board’s effectiveness and the effectiveness of each director and committee.

Prohibitions Against Hedging, Short Selling, or Pledging

UNIFI maintains policies that apply to all directors, officers, and employees that prohibit hedging or short selling (profiting if the market price decreases) of Company securities. Such policies also prohibit all directors, officers, and employees from pledging any Company securities, purchasing any Company securities on margin, or incurring any indebtedness secured by a margin or similar account in which Company securities are held, without the prior approval of the Audit Committee of the Board.

Policy for Review of Related Person Transactions

Pursuant to the Company’s Related Persons Transactions Policy, which is available on the investor relations portion of the Company’s website at www.unifi.com, the Company reviews transactions, arrangements, and relationships in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such related persons have a direct or indirect material interest in the transactions, arrangements, or relationships. The Company’s executive management is primarily responsible for developing and implementing processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in any such transaction. As required under the SEC rules, transactions that are determined to be directly or indirectly material to a related person are disclosed in this Proxy Statement. In addition, the Audit Committee reviews and, if appropriate, approves or ratifies any related person transaction that is required to be disclosed under the SEC rules. As set forth in the Audit Committee’s charter, which is available on the investor relations portion of the Company’s website at www.unifi.com, in the course of its review and, if appropriate, approval or ratification of a disclosable related person transaction, the Audit Committee considers the relevant facts and circumstances, including the material terms of the transaction, risks, benefits, costs, availability of other comparable services or products, and, if applicable, the impact on a director’s independence.

Related Person Transactions

Transactions with Salem Leasing Corporation

In fiscal 2026, the Company paid Salem Leasing Corporation, a wholly owned subsidiary of Salem Holding Company, approximately $4.4 million in connection with leases of tractors and trailers and for related transportation services. Kenneth G. Langone, a director of the Company and a greater than 5% beneficial owner of the Common Stock, owns a non-controlling 33% equity interest in, and is the Non-Executive Chairman of, Salem Holding Company. Mr. Langone is not an employee of Salem Holding Company or any of its subsidiaries and is not involved in the day-to-day operations of any such company. The terms of the Company’s leases with Salem Leasing Corporation are, in the Company’s opinion, no less favorable than the terms the Company would have been able to negotiate with an independent third party. The foregoing transaction was approved under UNIFI’s Related Persons Transactions Policy.

Consulting Arrangement with Rhonda L. Ramlo

In fiscal 2026, Kenneth G. Langone, a director of the Company and a greater than 5% beneficial owner of the Common Stock, paid Rhonda L. Ramlo, a director of the Company, $180,000 ($20,000 per month beginning on October 14, 2025) to work with the Company’s executive management, as a consultant, to identify and assess new growth opportunities for the Company outside of the apparel industry. The foregoing transaction was approved under UNIFI’s Related Persons Transactions Policy.

The Board’s Role in Risk Oversight

The Board of Directors oversees the Company’s risk profile and management’s processes for assessing and managing risk, both as a whole Board and through its committees. The full Board reviews strategic risks and opportunities facing the Company. Among other areas, the Board is involved in overseeing risks related to the Company’s overall strategy, business results, capital structure, capital allocation and budgeting, and executive officer succession. Certain other important categories of risk are assigned to designated Board committees (which are composed solely of independent directors) that report back to the full Board. In general, the committees oversee the following risks:

•
the Audit Committee oversees risks related to internal financial and accounting controls, legal, regulatory, cyber security, and compliance risks, work performed by the Company’s independent registered public accounting firm and the Company’s internal audit function, related person transactions, and the overall enterprise risk management governance structure and enterprise risk management function;
•
the Compensation Committee oversees the Company’s compensation programs and practices. For a detailed discussion of the Company’s efforts to manage compensation-related risks, see “Compensation Discussion and Analysis—Risk Analysis of Compensation Programs and Practices”; and
•
the Corporate Governance and Nominating Committee oversees issues that may create governance risks, such as Board composition and structure, director selection, director succession planning, and ESG activities.

The Board believes that its leadership structure supports the Company’s governance approach to risk oversight as both the Executive Chairman and the principal executive officer are involved directly in risk management as members of the Company’s management team, while the committee chairpersons, in their respective areas, maintain oversight roles as independent members of the Board.

Communications with the Board of Directors

Shareholders and other interested parties can communicate directly with any of the Company’s directors by sending a written communication to a director at Unifi, Inc., c/o Secretary, 7201 West Friendly Avenue, Greensboro, North Carolina 27410. Shareholders and other interested parties wishing to communicate with Suzanne M. Present, as Lead Independent Director, or with the independent directors as a group may do so by sending a written communication to Ms. Present at the above address. In addition, any party who has concerns about accounting, internal control, or auditing matters may contact the Audit Committee directly by sending a written communication to the Chair of the Audit Committee at the above address or by calling toll-free 1-800-514-5265. Such communications may be confidential or anonymous. All communications received in accordance with these procedures will be promptly reviewed before being forwarded to the addressee. Any concerns relating to accounting, internal control, or auditing matters, or officer conduct are sent immediately to the Chair of the Audit Committee. The Company will not forward to directors a shareholder communication that it determines to be primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information about the Company.

Shareholder Engagement

Shareholder engagement is a core element of UNIFI’s commitment to strong governance. The Company maintains regular dialogue with its investors to provide updates on strategic, financial, and operational performance, while also listening to feedback from shareholders on the issues that matter most to them. Quarterly, but at least once a year, management invites the Company’s largest shareholders to engage directly in discussions on topics such as financial results, near-term and long-term strategic initiatives, domestic and geopolitical risks, raw material pricing dynamics, governance, compensation, sustainability, and other key priorities. The feedback that the Company receives from these discussions is then reported to the Board of Directors or a committee of the Board, as appropriate. In fiscal 2026, members of management and the Chair of the Corporate Governance and Nominating Committee participated in a stewardship meeting with a well-known, institutional shareholder to discuss matters relating to governance, sustainability, and the Company’s near-term priorities. Additionally, routine shareholder meetings held telephonically and via virtual meeting software by the Company’s Chief Financial Officer include a closing session to solicit feedback.

Director Compensation

Pursuant to the Company’s Director Compensation Policy, each director who is considered “independent” within the meaning of the Director Independence Standards adopted by the Board of Directors, which incorporate the independence standards of the NYSE rules, receives compensation for his or her service on the Board, while each non-independent director receives no compensation for his or her service as a director. In fiscal 2026, the Company’s non-independent directors were Messrs. Ingle and Carey. The following table sets forth the compensation received by each independent director who served on the Board in fiscal 2026:

2026 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Option Awards ($)	All Other Compensation ($)		Total ($)
Emma S. Battle	50,000	50,000		—	—		100,000
Francis S. Blake	—	110,000	(2)	—	—		110,000
Kenneth G. Langone	—	100,000		—	—		100,000
Suzanne M. Present	—	130,000	(3)	—	—		130,000
Rhonda L. Ramlo	50,000	50,000		—	180,000	(4)	280,000
Eva T. Zlotnicka	60,000	50,000	(5)	—	—		110,000

(1)
Represents the grant date fair value of the director restricted stock unit award, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). Generally, the full grant date fair value is the amount that the Company would expense in the consolidated financial statements over the award’s vesting period. For additional information regarding the assumptions made in calculating these amounts, see Note 16 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for fiscal 2026. These amounts reflect the accounting expense and do not correspond to the actual value that will be recognized by the directors.
(2)
In addition to the annual retainer for his service as an independent director in fiscal 2026, Mr. Blake received a $10,000 annual retainer for his service as Chair of the Compensation Committee.
(3)
In addition to the annual retainer for her service as an independent director in fiscal 2026, Ms. Present received a $15,000 annual retainer for her service as Chair of the Audit Committee and a $15,000 annual retainer for her service as Lead Independent Director.
(4)
Represents the fees received by Ms. Ramlo for the consulting services she provided to the Company in fiscal 2026. The fees were paid individually by Kenneth G. Langone, and the Company did not pay or reimburse any portion of such fees. For more information about this arrangement, see “Corporate Governance—Related Person Transactions—Consulting Arrangement with Rhonda L. Ramlo.”
(5)
In addition to the annual retainer for her service as an independent director in fiscal 2026, Ms. Zlotnicka received a $10,000 annual retainer for her service as Chair of the Corporate Governance and Nominating Committee.

The Corporate Governance and Nominating Committee reviews the form and amount of director compensation and makes recommendations to the Board of Directors for its consideration and approval consistent with the Company’s Director Compensation Policy. In fiscal 2026, the Board of Directors amended the Director Compensation Policy to (i) reflect payment of a director’s retainer quarterly in arrears, versus annually in advance, following a director’s election at the annual meeting of shareholders and (ii) eliminate payment of a retainer to the Chair of the Strategy and Finance Committee based on such committee’s dissolution. The Director Compensation Policy, as amended, provides that the compensation for UNIFI’s independent directors is as follows:

•
$100,000 annual retainer, where up to 50% of such amount is payable (at the director’s election) in cash and the remainder of such amount is an equity grant payable in restricted stock units;
•
$15,000 annual retainer for the Lead Independent Director, payable (at the director’s election) in cash or restricted stock units;
•
$15,000 annual retainer for the Chair of the Audit Committee, payable (at the director’s election) in cash or restricted stock units;
•
$10,000 annual retainer for the Chairs of the Compensation Committee and the Corporate Governance and Nominating Committee, payable (at the director’s election) in cash or restricted stock units; and
•
reimbursement of reasonable expenses incurred for attending Board and committee meetings.

Each director will submit his or her election that the retainer be paid in cash and/or restricted stock units prior to the stock award determination date.

A director will be paid the cash portion of his or her retainer quarterly in arrears following the annual meeting of shareholders. The number of restricted stock units granted to a director will be determined based on the percentage of retainer elected by the director divided by the closing stock price of the Common Stock on the grant date, which is usually the date of a director’s election to the Board at the annual meeting of shareholders. The restricted stock units will vest quarterly in arrears following the annual meeting of shareholders, subject to continued service on the Board.

Any independent director who is initially appointed or elected to the Board other than at the annual meeting of shareholders will receive his or her annual retainer calculated on a pro rata basis based upon the period between the date of such appointment or election and the anticipated date of the next annual meeting of shareholders.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of the Company’s executive compensation program, including:

•
the process the Compensation Committee used to determine compensation and benefits for the following named executive officers (“NEOs”) for fiscal 2026:

Edmund M. Ingle	Chief Executive Officer

Andrew J. (A.J.) Eaker	Executive Vice President, Chief Financial Officer, and Treasurer

Albert P. Carey	Executive Chairman

Brian D. Moore	Executive Vice President and President of Unifi Manufacturing, Inc. (“UMI”)

Hongjun Ning	Executive Vice President, President of Unifi Textiles (Suzhou) Co. Ltd. (“UTSC”), and President of Unifi Asia Pacific (“UAP”)

•
the material elements of the Company’s executive compensation program; and
•
the key principles and objectives, including the Company’s focus on pay for performance, that guide the Company’s executive compensation program.

Executive Summary

Company Performance Highlights

Fiscal 2026 represented a year of significant operational improvement for UNIFI, despite escalating geopolitical tensions contributing to volatility in petroleum markets. While global demand conditions remained challenging and customer purchasing patterns were impacted by macroeconomic uncertainty, trade disruptions, and tariff-related concerns, UNIFI executed a series of strategic actions that materially improved profitability, cash generation, and balance sheet strength.

Throughout fiscal 2026, management remained focused on initiatives within the Fiscal 2026 Profit Improvement Plan and the consolidation of Americas yarn manufacturing operations, including organizational cost reductions, operating efficiency improvements, working capital management, and optimization of the Company's global cost structure. These actions reduced UNIFI’s revenue break-even level and improved our ability to generate earnings and cash flow from a lower sales base.

Although net sales declined compared to fiscal 2025 due to cautious customer ordering patterns and continued market volatility, profitability improved. Gross margins expanded as lower manufacturing costs, improved operational execution, and the benefits of restructuring initiatives more than offset lower volumes. Selling, general, and administrative expenses also declined as a result of disciplined cost management and organizational restructuring.

The Americas Segment demonstrated the most significant improvement, with cost reductions and manufacturing optimization efforts driving a return to positive gross profit despite lower revenues.

The Brazil Segment continued to provide stable operating performance, along with favorable foreign currency impacts, despite competitive import pricing pressures throughout the fiscal year.

The Asia Segment maintained profitability and advanced customer adoption of innovative and sustainable product offerings despite weak demand stemming from geopolitical events and tariffs. The Asia Segment is better able to withstand volatility in product demand due to its asset-light model.

A key accomplishment during fiscal 2026 was UNIFI’s strong cash flow generation, which improved significantly as management maintained a sharp focus on inventory management, working capital efficiency, and capital spending discipline. This cash generation enabled meaningful debt reduction and strengthened the balance sheet throughout the fiscal year, providing increased financial flexibility and an improvement in UNIFI's overall financial position.

Innovation remained a priority, including the commercialization of new differentiated performance yarn platforms and continued expansion of the REPREVE® portfolio. Sustainable and recycled product offerings remained an important component of UNIFI’s growth strategy and customer engagement efforts.

Executive Compensation Highlights

As described in greater detail below, the Company believes its executive compensation program should attract and retain top executive talent, follow a pay-for-performance compensation model, and link executive retention to long-term shareholder value. Accordingly, the Company took the following actions during fiscal 2026 with respect to the compensation of its NEOs:

•
in connection with the Fiscal 2026 Profit Improvement Plan’s organization cost reduction initiatives, reduced the base salaries for the Executive Chairman and the Chief Executive Officer by 10% for approximately nine months of fiscal 2026, at such executive officers’ request and the Compensation Committee’s approval;
•
awarded long-term incentives in the form of restricted stock units consistent with past practice, but adjusted downward the dollar value of the equity awarded due to a change in the price of the Common Stock to better align with shareholder value;
•
awarded long-term incentives in the form of performance share units consistent with past practice, but adjusted downward the dollar value of the equity awarded due to a change in the price of the Common Stock to better align with shareholder value, and changed the vesting terms of the awards from three-year cliff vesting to three-year graded vesting contingent on the Company’s financial performance; and
•
made annual incentive compensation payments to the NEOs.

Compensation Philosophy, Principles, and Policies

The Compensation Committee reviewed and adopted the Company’s executive compensation philosophy for fiscal 2026 to:

Attract and Retain Top Executive Talent	Follow a Pay-for-Performance Compensation Model	Link Executive Retention to Long-Term Shareholder Value
The Company’s executive compensation program should attract and retain high-quality executives who possess the skills and talent necessary to support and achieve the Company’s strategic objectives.	Executives should be rewarded for their achievement of near-term and long-term financial and operational performance goals established by the Board of Directors.

The Company seeks to promote its executives’ retention by utilizing a stock ownership policy and other arrangements that further link executive compensation to sustained shareholder value and consistent Company performance.

Therefore, the focus of the Company’s executive compensation program is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time enabling the Company to attract, retain, reward, and motivate talented and experienced executives. The Compensation Committee monitors the success of the Company’s executive compensation program to ensure that compensation payable to executive officers creates proper incentives to enhance shareholder value, rewards superior performance, promotes retention of key executive talent and experience, and discourages employees from taking unnecessary or excessive risks that could ultimately threaten the value of the Company.

In establishing compensation for the NEOs, the following principles and policies guide the Company’s executive compensation decisions:

•
set all components of executive compensation so that the Company can continue to attract, retain, reward, and motivate talented and experienced executives;
•
ensure alignment of executive compensation with the Company’s corporate strategies and business objectives and the long-term interests of shareholders;
•
increase the incentive to achieve key strategic and financial performance measures by linking incentive award opportunities to the achievement of performance goals in those areas; and
•
enhance the NEOs’ incentive to increase the Company’s long-term value, as well as promote the retention of key personnel, by providing a portion of total compensation opportunities in the form of direct ownership in the Company through stock ownership.

The Compensation Committee reviews and approves all components of the NEOs’ compensation. The Compensation Committee also monitors the compensation levels in general for all other senior level employees of the Company. In addition, the Compensation Committee has the discretion to hire compensation and benefits consultants to assist in developing and reviewing overall executive compensation strategies.

What the Company Does	What the Company Doesn’t Do
• The Company’s pay-for-performance philosophy means the majority of executive officer compensation is “at risk” and tied to the creation of shareholder value.	• The Company doesn’t discount, reload, or reprice stock option awards.

• The Company’s stock ownership guidelines align the interests of the Company’s executives with those of its shareholders.	• The Company doesn’t pay gross-ups for golden parachute excise taxes.

• The Company uses objective performance measures in the annual incentive compensation plan closely tied to the Company’s business strategy and financial health.	• The Company doesn’t permit hedging or short selling (profiting if the market price decreases) of UNIFI securities.

• The Company has caps on payouts for annual incentive compensation.	• The Company doesn’t design compensation plans that encourage unnecessary or excessive risk.

• The Company has a robust clawback policy for annual and long-term incentive awards.	• The Company doesn’t provide guaranteed minimum payouts of annual incentive opportunities.

• The Company has the ability to engage an independent compensation consultant.	• The Company doesn’t provide excessive perquisites.

Overview of Compensation Components

The Compensation Committee views executive compensation as comprised of four components. A brief description and summary of the objectives for each component follows:

Compensation Component	Description	Objectives
Base Salary	• Fixed compensation that is reviewed periodically based on performance and changes in job scope and responsibilities.	• Provide a base level of compensation that fairly accounts for the job and scope of the role being performed. • Attract, retain, reward, and motivate talented and experienced executives.
Annual Incentives	• “At-risk” variable compensation earned based on achievement of objective performance-measured annual goals.	• Provide incentives for achieving annual operating goals that ultimately contribute to long-term value for shareholders.
Long-Term Incentives
•
“At-risk” variable compensation in the form of equity awards, the value of which fluctuates according to shareholder value, and that vest based on continued service and, for performance share units, achievement of performance-measured goals.
• Align the economic interests of the Company’s executives with its shareholders by rewarding executives for stock price improvement.
• Promote retention (through time-based vesting periods).
Other Personal Benefits
•
Supplemental retirement contributions based on executives’ respective base salaries, subject to continued service.

•
Broad-based benefits provided to all of the Company’s employees (e.g., health and group term life insurance, a retirement savings plan, and limited perquisites).
• Provide a competitive total compensation package to attract and retain key executives.

Compensation Mix

Consistent with the philosophy, principles, and policies of the Company’s executive compensation program, the program places approximately 60% of total executive compensation “at risk” based on the performance of the Company and the executive through an annual incentive program and equity-based long-term incentive awards. During fiscal 2026, the Company used the Unifi, Inc. Second Amended and Restated 2013 Incentive Compensation Plan, as amended (the “Second Amended 2013 Plan”), to provide those equity-based awards. The Company believes the substantial weighting of performance-based compensation encourages its executives to achieve near-term and long-term operating performance goals designed to create or enhance shareholder value.

Control by the Compensation Committee

The Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of each NEO, evaluates each NEO’s performance in light of these goals and objectives (with input from the principal executive officer for NEOs other than the principal executive officer), and sets each NEO’s compensation level based on this evaluation and consultation. The Compensation Committee also advises senior management with respect to the range of compensation to be paid to other employees of the Company, makes recommendations to the Board concerning benefit plans for the Company’s directors, officers, and employees, and recommends benefit programs and future goals and objectives for the Company.

As in the past, the Compensation Committee continued to consider a wide range of factors in making its fiscal 2026 compensation decisions for the Company’s NEOs, including the historical practices of the Company; the Company’s short- and long-term strategic goals and objectives and the individual NEO’s leadership and role in advancement of such goals and objectives during the fiscal year; the individual NEO’s performance during the fiscal year; budget guidelines established by the Board; compensation and incentives rewarded to each NEO in the past; and an assessment of the Company’s current and projected financial condition. Additionally, the Compensation Committee considered the Company’s recent operating results, the Company’s strategic initiatives, and the existing economic climate. Based on this information and these factors, the Compensation Committee set executive compensation for fiscal 2026.

The Compensation Committee does not believe it is appropriate to tie executive compensation directly to the compensation awarded by other companies or to a particular survey or group of surveys. Instead, the Compensation Committee monitors the compensation practices of the Company’s primary competitors for executive talent to gain a general understanding of market compensation practices and trends. The Compensation Committee uses that knowledge as a tool in considering the overall compensation of the Company’s executives. No specific compensation decision for any individual was based solely on or justified by any market comparison reports or information.

For fiscal 2026 executive compensation decisions, the Compensation Committee did not use a designated peer group of companies. However, in the third quarter of fiscal 2026, the Compensation Committee did consider and adopt a peer group of companies for fiscal 2027 executive compensation decisions. The Compensation Committee determined that using a peer group of companies would provide relevant market data to evaluate the competitiveness of the Company’s executive compensation program. The Compensation Committee determined that peer group compensation data would be an additional tool of comparison data for the elements, metrics, and administration of the Company’s executive compensation program as well as provide a general overview of market practices and trends in executive compensation.

The Compensation Committee reviewed companies for the peer group that met one or more of the following criteria:

• Operate in the Company’s U.S. geographical footprint;
• Operate in the same or adjacent industries;
• Compete with the Company for executive talent;
• Have revenues generally ranging from 0.4x to 2.5x the Company’s revenues;
• Have market capitalizations similar to the Company’s market capitalization; and
• Exhibit similar operational complexity and growth characteristics.

For fiscal 2027 executive compensation decisions, the Compensation Committee approved the following peer group of companies:

• Culp, Inc.	• The Lovesac Company
• Ethan Allen Interiors Inc.	• Purple Innovation, Inc.
• Flexsteel Industries, Inc.	• Rocky Brands, Inc.
• Hooker Furnishings Corporation	• Superior Group of Companies, Inc.
• Johnson Outdoors Inc.	• Vera Bradley, Inc.
• Lifetime Brands, Inc.	• Zumiez Inc.

The Compensation Committee does not target executive compensation to a specific percentile of the peer group. Rather, peer group data serves as one of several factors considered in determining compensation opportunities. The Compensation Committee also considers individual performance, experience, scope of responsibilities, internal pay equity, retention considerations, and the Company's performance relative to strategic and financial objectives. During its annual review, the Compensation Committee may add or remove peer companies as business conditions change, companies undergo significant corporate transactions, or more appropriate peer companies become available.

Detailed Review of Compensation Components

Base Salary

The Compensation Committee believes in maintaining a close relationship between the Company’s performance and the base salary component of the compensation for each NEO. The factors considered by the Compensation Committee in setting a NEO’s base salary include:

•
the executive’s leadership and role in advancement of the Company’s long-term strategy, plans, and objectives;
•
the executive’s performance and contribution to the Company’s success;
•
budget guidelines established by the Board; and
•
an assessment of the Company’s financial condition.

In addition to considering the above factors, the Compensation Committee also believes that strong and effective communication with management helps the Company adhere to its compensation philosophy, principles, and policies. Therefore, the Compensation Committee consults with the principal executive officer and reviews his recommendations regarding the compensation of all NEOs (other than the principal executive officer) before making its final compensation decisions. Periodically, the principal executive officer meets with the other NEOs regarding their performance.

In connection with the Fiscal 2026 Profit Improvement Plan’s organization cost reduction initiatives, Executive Chairman, Albert P. Carey, and Chief Executive Officer, Edmund M. Ingle, requested that the Compensation Committee consider a 10% reduction of their base salaries for fiscal 2026. The Compensation Committee approved a 10% reduction of the base salaries of Messrs. Carey and Ingle, effective October 5, 2025 through the end of fiscal 2026, at which time their salaries would revert to the levels before the decrease.

Annual Incentive Compensation

In April 2025, the Compensation Committee chose EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization), adjusted to exclude certain operating or non-operating income or expense items necessary to understand and compare the underlying results of the Company (“Adjusted EBITDA”), as the performance measure for the fiscal 2026 annual incentive compensation plan. The Compensation Committee chose Adjusted EBITDA as an appropriate performance measure because it serves as a high-level proxy for cash generated from operations, which is a key performance indicator used by the Board of Directors and management to assess the Company’s operating results generally. The Compensation Committee set the fiscal 2026 Global Adjusted EBITDA target for the Company at $15.0 million, which was lower than the Company’s fiscal 2026 operating plan performance. The operating plan was developed prior to the date new tariff rates for U.S. imports became effective, and the Compensation Committee was able to consider the newly volatile trade environment during its review of the fiscal 2026 annual incentive compensation plan. The Compensation Committee approved the lower target achievement level because the operating plan did not consider that the significant global effects on demand, pricing and sourcing caused by the tariffs would make achievement of the operating plan very difficult. The target for the Company’s Asia Segment was based on an Adjusted EBITDA target of (7.3) million Chinese Renminbi (“RMB”) (“Asia Adjusted EBITDA”). The fiscal 2026 annual incentive compensation plan established a 100% weighting on Global Adjusted EBITDA for Messrs. Ingle, Eaker, and Moore and a 100% weighting on Asia Adjusted EBITDA for Mr. Ning.

For fiscal 2026, the Compensation Committee set annual incentive opportunities, threshold, target, and maximum performance levels, and corresponding potential annual incentive payments to the eligible NEOs (based on percentages of base salary) as set forth in the tables below.

	Annual Incentive Opportunity (as a % of Base Salary)
Name(1)	Threshold	Target	Maximum
Edmund M. Ingle	50.0%	100.0%	150.0%
Andrew J. Eaker	30.0%	60.0%	100.0%
Brian D. Moore	30.0%	60.0%	100.0%
Hongjun Ning	30.0%	60.0%	100.0%

Name(1)	Performance Measure	Weight	Target Performance
Edmund M. Ingle	Global Adjusted EBITDA	100.0%	15M	USD
Andrew J. Eaker	Global Adjusted EBITDA	100.0%	15M	USD
Brian D. Moore	Global Adjusted EBITDA	100.0%	15M	USD
Hongjun Ning	Asia Adjusted EBITDA	100.0%	(7M)	RMB

(1)
Mr. Carey does not participate in the Company’s annual incentive compensation plan.

The following table shows the threshold, target, and maximum performance levels corresponding to the Adjusted EBITDA and Asia Adjusted EBITDA performance measures, as well as the Company’s actual performance in fiscal 2026:

Performance Metric	Threshold Performance		Target Performance		Maximum Performance		Actual Fiscal Year Performance
Global Adjusted EBITDA	0M	USD	15M	USD	30M	USD	9M	USD
Asia Adjusted EBITDA	(29.1M)	RMB	(7.3M)	RMB	14.5M	RMB	(0.6M)	RMB

The threshold, target, and maximum performance levels for the fiscal 2026 Adjusted EBITDA performance measure were set above actual performance in fiscal 2025. As discussed above, the performance levels were set in April 2025 based on the Board’s approved budget for fiscal 2026, and based on the challenging industry conditions experienced during most of fiscal 2025, including regional and economic headwinds caused by global tariff changes in the Asia reporting segment. The fiscal 2026 Adjusted EBITDA performance shown above reflects the Company’s publicly reported results. Adjusted EBITDA is a non-GAAP financial performance measure. A reconciliation of net loss, which is the most directly comparable GAAP financial measure, to Adjusted EBITDA is presented in Appendix A to this Proxy Statement.

Either the Compensation Committee or the Board has the discretion to award additional incentive compensation even if a NEO would not be entitled to an award based on the targets previously determined. Similarly, the Compensation Committee may decrease the annual incentive awarded to a NEO as a result of the individual NEO’s performance. Each NEO’s performance is evaluated against specific operational and/or financial goals, including contributions to the Company’s achievement of those goals, prior to the payment of annual incentives and the final award may be adjusted relative to the achievement of those goals. The performance criteria in the annual incentive compensation plan may be adjusted by either the Compensation Committee or the Board to account for unusual non-recurring events, such as extraordinary transactions, asset dispositions and purchases, and mergers and acquisitions, if, and to the extent, either the Compensation Committee or the Board considers the effect of such events indicative of the Company’s performance.

Based on the performance measures established by the Compensation Committee for fiscal 2026 and the Company’s actual performance (adjusted as described above), the annual incentive compensation award earned by the NEOs for fiscal 2026 is shown in the table below, which amount is prorated in the case of Mr. Ingle for the change in his base salary during fiscal 2026. The payout date for the annual incentive for fiscal 2026 was August 28, 2026.

	Fiscal 2026 Annual Incentive Compensation Payout
Name	% of Base Salary	Amount ($)
Edmund M. Ingle	80.0%	574,567
Andrew J. Eaker	48.0%	180,000
Brian D. Moore	48.0%	185,760
Hongjun Ning	74.0%	315,610

Long-Term Incentive Compensation

The Compensation Committee believes that stock-based compensation is essential to align the interests of the Company’s management with shareholders in enhancing the long-term value of the Company’s equity and to encourage executives to continue their employment with the Company. In recent years, the Compensation Committee has awarded an equal blend of performance share units and restricted stock units to covered officers (as defined below under “—Officers Stock Ownership Policy”) to provide a mix composed of awards whose value is based on the Company’s financial performance (performance share units) and awards that serve primarily as a retention or recruitment tool (restricted stock units).

Restricted stock units are subject to a service vesting condition, and vest over a three-year period, as long as employment continues through the respective vesting date. Restricted stock units convey no rights of ownership in shares of Common Stock until such units have vested and been distributed to the grantee in the form of shares of Common Stock.

Performance share units are subject to a performance-based vesting condition, and convey no rights of ownership in shares of Common Stock until such units have vested and been distributed to the grantee in the form of shares of Common Stock. The Compensation Committee determines the performance condition based on the Company’s financial performance goals. Consistent with the vesting provisions of each performance share unit award, a percentage of target units become fully vested based on the performance measure achieved at the end of each performance period.

For the performance share units granted in fiscal 2024, the performance metric was three-year cumulative adjusted earnings per share, with a minimum threshold of ($1.18) that would earn 50% of the target shares. Zero percent of these units vested as the threshold performance metric was not achieved by the performance end date of June 28, 2026. For the performance share units granted in fiscal 2025, the performance metric was fiscal 2027 Adjusted Free Cash Flow, which will be determined in fiscal 2027.

In fiscal 2026, the Compensation Committee awarded performance share units and restricted stock units to the NEOs on November 18, 2025, as shown in the Grants of Plan-Based Awards table. Due to the change in the price of the Common Stock around the grant date, the Compensation Committee adjusted downward the dollar value of the equity awarded to each NEO, which dollar value is based on a percentage or percentage range of the NEO’s base salary per the terms of the Company’s long-term incentive plan.

For the performance share units, the Compensation Committee chose Adjusted Free Cash Flow for the performance metric. The performance share units are earned and become vested over a three-year term, with a percentage of the target number of performance share units available for vesting based on performance during each year of the performance period. For each year during the performance period, the threshold amount would earn 50% of the target shares, the target amount would earn 100% of the target shares, and the maximum amount would earn 200% of the target shares, linear interpolation applied. The Compensation Committee chose Adjusted Free Cash Flow because cash generation closely aligned with the strategic initiatives of the Company in fiscal 2026. See “Compensation Discussion and Analysis—Executive Summary—Company Performance Highlights.” A reconciliation of operating cash flow, which is the most directly comparable GAAP financial measure, to Adjusted Free Cash Flow is presented in Appendix A to this Proxy Statement.

For the fiscal 2026 restricted stock unit award, the restricted stock units vest 25% 30 days after the first anniversary of the grant date, 25% on the second anniversary of the grant date, and 50% on the third anniversary of the grant date.

Perquisites and Other Benefits

Perquisites. The Compensation Committee’s general philosophy is to provide executives, including the NEOs, with very limited perquisites. Therefore, the Company does not provide its NEOs (other than Mr. Ning) with perquisites, such as car allowances, reimbursements for car expenses, or payment of social club dues. In connection with performing various duties outside of the United States in fiscal 2026, Mr. Ning, a U.S. citizen, was (i) reimbursed for the cost of rental housing in China, (ii) afforded an international medical insurance plan, (iii) afforded de minimis personal use of Company car services, and (iv) reimbursed for de minimis personal tax services.

Retirement Benefits. The Company makes available to all U.S.-based employees, including the NEOs, the opportunity to make contributions to the Unifi, Inc. Retirement Savings Plan (the “401(k) Plan”), under which employees may elect to defer up to 75% of their total compensation, not to exceed the amount allowed by applicable Internal Revenue Service regulations. Pursuant to the 401(k) Plan, in fiscal 2026, the Company matched contributions equal to 100% of the employee’s first 3% of compensation contributed to the 401(k) Plan and 50% of the next 2% of compensation contributed to the 401(k) Plan.

Health Plan, Life Insurance, and Other Benefits. The Company makes available health and insurance benefits to all employees (subject to standard eligibility waiting periods), including the NEOs. The costs of the health plans are covered partially through employee payroll deductions (except for Mr. Ning, who incurs no such payroll deductions), with the remainder covered by the Company. Disability and life insurance benefits are paid by the Company for all salaried employees.

Deferred Compensation Plan. UNIFI maintains the Unifi, Inc. Deferred Compensation Plan (the “DCP”) for the benefit of senior management employees. The contributions and earnings credited to the DCP accounts of the NEOs during fiscal 2026 are set forth under “Executive Compensation Tables—Nonqualified Deferred Compensation.”

Employment Agreements. The Company is party to employment agreements with each of Messrs. Ingle, Eaker, Carey, Moore, and Ning. Each employment agreement (with the exception of Mr. Carey’s agreement) provides that the executive will (i) receive an annual base salary as set forth in the agreement, (ii) be eligible to receive bonuses and to participate in compensation plans of the Company in accordance with any plan or decision that the Board may determine from time to time, (iii) be paid or reimbursed for business expenses, and (iv) be entitled to participate in other employment benefits generally available to other executives of the Company. Each employment agreement (with the exception of Mr. Carey’s agreement) also contains provisions regarding the termination of the executive’s employment and related severance obligations. Mr. Carey’s employment agreement provides that he will (A) receive an annual base salary at the annual rate set forth in the agreement and (B) be paid or reimbursed for business expenses. Mr. Carey’s employment agreement does not provide eligibility to receive bonuses or to participate in compensation plans of the Company or other employment benefits generally available to other executives of the Company, nor does it provide severance benefits. The executives agreed in their employment agreements to neither compete with the Company or its affiliated entities nor solicit their respective customers, suppliers, or employees for the 12 months immediately following termination of employment.

Calculations of the estimated severance payments and benefits payable under the employment agreements are set forth under “Executive Compensation Tables—Potential Payments Upon Termination of Employment or Change in Control.”

Policy on Executive Officer and Employee Incentive-Based Compensation Recovery

The Company has a written Incentive-Based Compensation Recovery Policy (the “Clawback Policy”) to address the recovery of incentive-based compensation awarded to or earned by a current or former executive officer if there is a restatement of the Company’s financial results due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. In the event of a restatement, the Company shall recover, reasonably promptly, Erroneously Awarded Compensation (as defined in the Clawback Policy), in amounts determined pursuant to the Clawback Policy, during the three completed fiscal years of the Company immediately preceding the Accounting Restatement Date (as defined in the Clawback Policy), as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years. The Company’s obligation to recover Erroneously Awarded Compensation is not dependent on if or when the Company files restated financial statements. Recovery under the Clawback Policy with respect to a current or former executive officer shall not require the finding of any misconduct by such executive officer or such executive officer being found responsible for the accounting error leading to a restatement.

The Clawback Policy also addresses the recovery of incentive-based compensation awarded to or earned by any current or former employee if such employee engaged in certain misconduct (e.g., embezzlement, fraud, or theft, or other unethical behavior that harms the Company’s business, reputation, or other employees). In such event, the Board may require (i) reimbursement of compensation granted, earned, or paid under Company annual incentive and long-term incentive cash plans to such employee and (ii) cancellation of outstanding equity awards and reimbursement of any gains realized on the exercise, settlement, or sale of equity awards held by such employee, in either case, which have been granted or paid to or earned or realized by the employee at any time during the three-consecutive-year period ending on the date on which such misconduct is discovered.

Officers Stock Ownership Policy

The Company has adopted an Officers Stock Ownership Policy to enhance the Company’s ongoing objective to align the compensation paid to its officers with the long-term interests of shareholders. The policy applies to any NEO and any person who holds the position of Vice President or higher with the Company, UMI, and possible other significant operating subsidiaries (“VP-Level Personnel”) (for purposes of the policy, collectively, “covered officers”). The policy provides for a ramp-up period for complying with the expected stock ownership levels upon a person first becoming a covered officer. If a covered officer fails to comply with the stock ownership expectation, the Compensation Committee considers that fact in setting future salary, bonus, or other compensation for the covered officer. The Company tests for compliance with the stock ownership expectation annually.

The stock ownership expectation, the calculation of shares of Common Stock counted towards the ownership expectation, and the valuation of shares of Common Stock for purposes of the policy are as set forth below. All covered officers were in compliance with their respective stock ownership expectations under the terms of the policy in fiscal 2026.

Stock Ownership Expectation	Shares of Common Stock Counted Towards Ownership Expectation	Valuation of Shares of Common Stock
• CEO: At least three times annual base salary. • Other Executive Officers: At least two times annual base salary. • VP-Level Personnel: At least one times annual base salary.
•
Shares of Common Stock owned directly by the officer and shares of Common Stock held indirectly (e.g., by his or her spouse or a trust for the exclusive benefit of one or more such persons).
•
The in-the-money value (based on the closing market price of the Common Stock on the date of valuation) of vested, but unexercised, stock options.
•
Restricted stock units and performance share units that have vested or are no longer subject to forfeiture.
•
Performance share units on a pro rata per annum basis over the performance period at the target award level.
• The average of the daily closing market prices during the fiscal year.

If a covered officer falls below the applicable minimum ownership guideline due solely to a decline in the value of the Common Stock, the covered officer will not be required to acquire additional shares to meet the guideline; however, the covered officer will be required to retain all shares then held (except for shares withheld to pay withholding taxes or the exercise price of options) until such time that the covered officer again satisfies the policy’s minimum ownership requirements.

Tax Impact on Compensation

The Compensation Committee considers the tax and accounting effects of compensation components when designing the Company’s incentive and equity compensation plans. However, the Compensation Committee has not adopted a policy that all compensation must be deductible for federal income tax purposes.

Under Section 162(m) of the Internal Revenue Code of 1986, the Company may not deduct compensation in excess of $1 million paid to “covered individuals” (as defined in Section 162(m)). Therefore, compensation in excess of $1 million paid to the covered NEOs is not deductible by the Company for federal income tax purposes unless it qualifies for a transition relief provision included in the Tax Cuts and Jobs Act for certain arrangements in place as of November 2, 2017.

Risk Analysis of Compensation Programs and Practices

While the Company’s compensation programs and practices are designed to motivate its employees and encourage performance that improves the Company’s financial and other operating results, the Company and the Compensation Committee also seek to design and implement compensation programs and practices that discourage employees from taking unnecessary or excessive risks that could ultimately threaten the value of the Company or otherwise have a material adverse effect on the Company. Management and the Compensation Committee periodically review and assess potential risks associated with the Company’s compensation programs and practices. Management and the Compensation Committee believe that the Company’s incentive compensation programs and practices are appropriately balanced between value created indirectly by the performance of the Common Stock and payments resulting from the achievement of specific financial performance objectives, so as to minimize the likelihood of unnecessary or excessive risk-taking by Company employees. Management and the Compensation Committee have concluded that any risks from such programs and practices are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee reached its conclusion after considering a number of features of the Company’s compensation structure that are designed to mitigate risk, such as:

•
The Company uses a balance of fixed and variable compensation in the form of cash and equity, which is designed to provide both near-term and long-term focus.
•
An appropriate portion of compensation is awarded in the form of equity awards that vest over a multi-year period, subject to continued service by the recipient. This further aligns the interests of the NEOs to long-term shareholder value and helps retain management.
•
Payouts under the Company’s annual incentive compensation and long-term incentive compensation plans are based on performance criteria that the Compensation Committee believes to be challenging, yet reasonable and attainable without excessive risk-taking.
•
The Company caps payouts from its annual incentive compensation plan.

•
The Compensation Committee has adopted the Clawback Policy, which requires the Company to recover certain compensation from a current or former executive officer in the event of a restatement of the Company’s financial results due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The Clawback Policy also allows the Company to recover certain compensation from a current or former employee in the event of certain fraud or other misconduct by the employee.
•
The Company has a stock ownership policy under which its NEOs and other key personnel are expected to own a significant amount of Common Stock, further aligning their interests with those of the Company’s other shareholders.
•
The Compensation Committee maintains an open dialogue with management regarding executive compensation programs and practices and the appropriate incentives to use in achieving near-term and long-term operating performance goals.

Shareholder Say-on-Pay Vote

At the 2025 Annual Meeting of Shareholders, the Company’s shareholders had the opportunity to vote, on an advisory basis, on a proposal to approve the compensation of the Company’s NEOs for fiscal 2025. This is referred to as a “say-on-pay” proposal. Approximately 78% of the votes cast at the 2025 Annual Meeting of Shareholders on the say-on-pay proposal were voted in favor of the proposal. The Compensation Committee believes this vote result reflects concurrence by the Company’s shareholders with the Company’s philosophy and approach to executive compensation. Additionally, management will continue to have open, transparent communications with the investment community throughout fiscal 2027. At the Annual Meeting, the Company’s shareholders will have the opportunity to indicate their views on the Company’s NEO compensation for fiscal 2026. For additional information, see “Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation.” The Compensation Committee and the Board will continue to consider the vote results for say-on-pay proposals in future years when making compensation decisions for the Company’s NEOs.

Executive Compensation Tables

The following tables, narratives, and footnotes describe the total compensation and benefits for the NEOs.

Summary Compensation Table

Name	Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Edmund M.	Chief Executive	2026	718,365	—	462,475	—	574,567	87,401	1,842,809
Ingle	Officer	2025	775,000	—	775,283	—	581,250	87,898	2,219,431
		2024	775,000	—	387,500	—	—	85,767	1,248,267
Andrew J.	EVP, Chief Financial	2026	375,000	—	140,729	—	180,000	39,207	734,936
Eaker	Officer, and Treasurer	2025	360,577	—	338,670	—	162,308	38,927	900,482
		2024	300,961	100,000	177,062	—	—	31,026	609,049
Albert P.	Executive Chairman	2026	648,846	—	417,694	—	—	—	1,066,540
Carey		2025	700,000	—	699,906	—	—	—	1,399,906
		2024	700,000	—	349,953	—	—	—	1,049,953
Brian D.	EVP and President	2026	387,000	—	145,223	—	185,760	48,751	766,734
Moore	of UMI	2025	375,462	—	338,670	—	168,997	38,977	922,106
		2024	344,385	—	65,011	—	—	19,008	428,404
Hongjun	EVP, President of	2026	426,500	—	178,802	—	315,610	175,205	1,096,117
Ning	UTSC, and	2025	426,500	—	235,086	—	191,925	171,426	1,024,937
	President of UAP	2024	410,000	—	102,511	—	255,000	129,650	897,161

(1)
Amount represents the payment of a bonus of $100,000 in fiscal 2024 to Mr. Eaker in connection with his promotion to Executive Vice President and Chief Financial Officer of the Company.

(2)
Amounts reflect the grant date fair value computed in accordance with FASB ASC Topic 718, related to stock awards granted in the fiscal year noted. See Note 16 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for fiscal 2026 for more information about the determination of the grant date fair value of equity awards.

(3)
Amounts are attributable to cash payments earned under the annual incentive compensation plan for the applicable fiscal year, as described above under “Compensation Discussion and Analysis” with respect to the fiscal years noted.

(4)
All Other Compensation for each of the NEOs for fiscal 2026 consists of the following:

	Edmund M. Ingle	Andrew J. Eaker	Brian D. Moore	Hongjun Ning
Life Insurance ($)	9,504	810	3,633	4,143
Company Matching Contribution to 401(k) Plan ($)	13,542	6,685	12,354	8,698
Company Contribution to DCP ($)	64,355	31,712	32,764	36,253
Medical Insurance ($)(a)	—	—	—	50,340
Company Paid Housing ($)(a)	—	—	—	46,729
Expatriot Subsidy ($)(b)	—	—	—	19,517
Certain Tax Payments ($)(c)	—	—	—	9,525
Total ($)	87,401	39,207	48,751	175,205

(a)
In connection with performing various duties outside of the United States, the Company paid for the cost of Mr. Ning’s international medical insurance plan and reimbursed Mr. Ning for the cost of rental housing in China. In addition, in fiscal 2026, Mr. Ning was afforded personal use of Company car services, the cost of which was de minimis.

(b)
In fiscal 2026, the Company received on behalf of, and remitted via local payroll to, Mr. Ning, a $19,517 incentive payment from the Suzhou Municipal People’s Government to encourage U.S. citizens to conduct their work primarily in the Jiangsu province.

(c)
In fiscal 2026, the Company made certain return preparation payments on behalf of Mr. Ning to accommodate certain dual-country tax reporting and compliance requirements.

Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Type	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	(#)(3)	(#)	($ / Share)	($)
Edmund M. Ingle	Annual Cash Incentive		359,105	718,209	1,077,314
	Restricted Stock Units	11/18/2025							70,392	—	—	231,238
	Performance Share Units	11/18/2025				35,196	70,392	140,784	—	—	—	231,238
Andrew J. Eaker	Annual Cash Incentive		108,200	216,400	360,700
	Restricted Stock Units	11/18/2025							21,420	—	—	70,365
	Performance Share Units	11/18/2025				10,710	21,420	42,840	—	—	—	70,365
Albert P. Carey	Restricted Stock Units	11/18/2025							63,576	—	—	208,847
	Performance Share Units	11/18/2025				31,788	63,576	127,152	—	—	—	208,847
Brian D. Moore	Annual Cash Incentive		112,700	225,300	375,500
	Restricted Stock Units	11/18/2025							22,104	—	—	72,612
	Performance Share Units	11/18/2025				11,052	22,104	44,208	—	—	—	72,612
Hongjun Ning	Annual Cash Incentive		127,950	255,900	426,500
	Restricted Stock Units(4)	11/18/2025							24,360	—	—	89,401
	Performance Share Units(5)	11/18/2025				12,180	24,360	48,720	—	—	—	89,401

(1)
Represents the threshold, target, and maximum payouts the NEOs were eligible to earn pursuant to the fiscal 2026 annual incentive compensation plan. Payouts for any NEOs whose base salaries are adjusted during the fiscal year are prorated in accordance with the base salary actually paid during the fiscal year, as was the case in fiscal 2026 for Mr. Ingle. The fiscal 2026 annual incentive compensation plan is described under “Compensation Discussion and Analysis—Detailed Review of Compensation Components—Annual Incentive Compensation.” The annual incentive compensation awards earned by the NEOs for fiscal 2026 are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)
Represents the threshold, target, and maximum payouts the NEOs were eligible to earn pursuant to performance share unit awards granted under the Second Amended 2013 Plan during fiscal 2026. Consistent with the vesting provisions of each performance share unit, between 50% and 200% of the performance share units will become vested, if at all, on the date that the associated performance metric is achieved and will be converted into shares of Common Stock.

(3)
Represents restricted stock units granted to the NEOs pursuant to the Second Amended 2013 Plan during fiscal 2026. Restricted stock unit grants listed in this column vest 25% 30 days after the first anniversary of the grant date, 25% on the second anniversary of the grant date, and 50% on the third anniversary of the grant date, except as otherwise described herein.

(4)
The restricted stock units granted to Mr. Ning vest over a three-year period, with 25% vesting on the first anniversary of the grant date, 25% vesting on the second anniversary of the grant date, and 50% vesting on the third anniversary of the grant date, and, pursuant to the terms of the grant, will be settled in cash within 30 days following the applicable vesting date.

(5)
The performance share units granted to Mr. Ning will become vested, if at all, on the date that the associated performance metric is achieved, and, pursuant to the terms of the grant, will be settled in cash within 30 days following the applicable vesting date.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(2)
Edmund	60,000	—	13.23	6/15/2030	—		—	—	—
M. Ingle	—	—	—	—	141,990	(3)	681,552	—	—
	—	—	—	—	125,928	(4)	—	149,392	717,082
Andrew J.	4,000	—	29.09	10/26/2026	—		—	—	—
Eaker	1,154	—	35.09	3/1/2028	—		—	—	—
	2,000	—	23.76	10/30/2028	—		—	—	—
	2,500	—	25.72	10/29/2029	—		—	—	—
	3,168	—	15.91	10/28/2030	—		—	—	—
	—	—	—	—	56,937	(5)	273,298	—	—
	—	—	—	—	34,680	(6)	—	41,820	200,736
Albert P.	32,894	—	21.02	1/29/2029	—		—	—	—
Carey	100,000	—	11.74	5/1/2030	—		—	—	—
	100,000	—	11.74	5/1/2030	—		—	—	—
	51,852	—	15.10	10/29/2030	—		—	—	—
	—	—	—	—	128,940	(7)	618,912	—	—
	—	—	—	—	114,664	(8)	—	135,856	652,109
Brian D.	3,960	—	15.91	10/28/2030	—		—	—	—
Moore	—	—	—	—	48,073	(9)	230,750	—	—
	—	—	—	—	35,364	(10)	—	42,732	205,114
Hongjun	5,000	—	29.09	10/26/2026	—		—	—	—
Ning	—	—	—	—	44,912	(11)	215,578	—	—
	—	—	—	—	41,200	(12)	—	49,320	236,736

(1)
The number of unearned performance share units in this column equals the number of performance share units that may be earned by the NEOs for the performance periods ending June 28, 2026, June 27, 2027, and July 2, 2028, as applicable. The performance share units awarded in fiscal 2025 and fiscal 2026 are earned by UNIFI achieving certain Adjusted Free Cash Flow targets calculated as GAAP operating cash flows less capital expenditures and subject to adjustments such as asset sales and dispositions. A reconciliation of operating cash flow, which is the most directly comparable GAAP financial measure, to Adjusted Free Cash Flow is presented in Appendix A to this Proxy Statement. As of June 28, 2026, the Company’s progress toward achieving the Adjusted Free Cash Flow target for June 28, 2026 established under the fiscal 2026 grant was at the maximum level of performance. Therefore, the shares presented in this column represent target achievement for the fiscal 2025 grant (for the performance period ending June 27, 2027), maximum achievement for the first tranche of the fiscal 2026 grant, and target achievement for the second and third tranches of the fiscal 2026 grant.

(2)
The dollar value presented in this column represents the number of performance share units reflected in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested” column multiplied by the closing market price of the Common Stock on June 26, 2026, which was the last trading day of fiscal 2026. The amounts shown are not necessarily indicative of the amounts that may actually be realized by the NEOs. The actual amounts realized will be based on the market value of the Common Stock when the performance share units are earned and vested, if at all, and: (i) with respect to the fiscal 2024 grants, on UNIFI’s earnings per share achievement over the respective three-year performance period; or (ii) with respect to the fiscal 2025 grants, on UNIFI’s Adjusted Free Cash Flow achievement during the respective three-year performance period.

(3)
Represents the unvested portion of (i) 59,892 restricted stock units granted on November 6, 2023, with 25% vested on December 6, 2024, 25% vested on November 6, 2025, and 50% scheduled to vest on November 6, 2026, (ii) 55,536 restricted stock units granted on October 28, 2024, with 25% vested on November 27, 2025, 25% scheduled to vest on October 28, 2026, and 50% scheduled to vest on October 28, 2027, and (iii) 70,392 restricted stock units granted on November 18, 2025, with 25% scheduled to vest on December 18, 2026, 25% scheduled to vest on November 18, 2027, and 50% scheduled to vest on November 18, 2028, contingent upon Mr. Ingle’s continued service through the applicable vesting date.

(4)
Represents (i) 55,536 performance share units granted on October 28, 2024 that vest on the attainment of specified financial performance goals over a period of fiscal years 2025 through 2027 (which, as of June 28, 2026, were expected to vest at target) and (ii) 70,392 performance share units granted on November 18, 2025 that vest by a third on the attainment of a specified financial performance goal for each year during the period of fiscal years 2026 through 2028 (which, as of June 28, 2026, one-third was expected to vest at maximum performance and the remaining portions were expected to vest at target performance), and Mr. Ingle’s continued service through the applicable vesting date.

(5)
Represents the unvested portion of (i) 6,144 restricted stock units granted on November 6, 2023, with 25% vested on December 6, 2024, 25% vested on November 6, 2025, and 50% scheduled to vest on November 6, 2026, (ii) 23,000 restricted stock units granted on February 2, 2024, with 25% vested on March 3, 2025, 25% vested on February 1, 2026, and 50% scheduled to vest on February 1, 2027, (iii) 13,260 restricted stock units granted on October 28, 2024, with 25% vested on November 27, 2025, 25% scheduled to vest on October 28, 2026, and 50% scheduled to vest on October 28, 2027, (iv) 22,000 restricted stock units granted on October 28, 2024, with 50% vested on November 27, 2025, 25% scheduled to vest on October 28, 2026, and 25% scheduled to vest on October 28, 2027, and (v) 21,420 restricted stock units granted on November 18, 2025, with 25% scheduled to vest on December 18, 2026, 25% scheduled to vest on November 18, 2027, and 50% scheduled to vest on November 18, 2028, contingent upon Mr. Eaker’s continued service through the applicable vesting date.

(6)
Represents (i) 13,260 performance share units granted on October 28, 2024 that vest on the attainment of specified financial performance goals over a period of fiscal years 2025 through 2027 (which, as of June 28, 2026, were expected to vest at target) and (ii) 21,420 performance share units granted on November 18, 2025 that vest by a third on the attainment of a specified financial performance goal for each year during the period of fiscal years 2026 through 2028 (which, as of June 28, 2026, one-third was expected to vest at maximum performance and the remaining portions were expected to vest at target performance), and Mr. Eaker’s continued service through the applicable vesting date.

(7)
Represents the unvested portion of (i) 54,096 restricted stock units granted on November 6, 2023, with 25% vested on December 6, 2024, 25% vested on November 6, 2025, and 50% scheduled to vest on November 6, 2026, (ii) 51,088 restricted stock units granted on October 29, 2024, with 25% vested on November 28, 2025, 25% scheduled to vest on October 29, 2026, and 50% scheduled to vest on October 29, 2027, and (iii) 63,576 restricted stock units granted on November 18, 2025, with 25% scheduled to vest on December 18, 2026, 25% scheduled to vest on November 18, 2027, and 50% scheduled to vest on November 18, 2028, contingent upon Mr. Carey's continued service through the applicable vesting date.

(8)
Represents (i) 51,088 performance share units granted on October 29, 2024 that vest on the attainment of specified financial performance goals over a period of fiscal years 2025 through 2027 (which, as of June 28, 2026, were expected to vest at target) and (ii) 63,576 performance share units granted on November 18, 2025 that vest by a third on the attainment of a specified financial performance goal for each year during the period of fiscal years 2026 through 2028 (which, as of June 28, 2026, one-third was expected to vest at maximum performance and the remaining portions were expected to vest at target performance), and Mr. Carey’s continued service through the applicable vesting date.

(9)
Represents the unvested portion of (i) 10,048 restricted stock units granted on November 6, 2023, with 25% vested on December 6, 2024, 25% vested on November 6, 2025, and 50% scheduled to vest on November 6, 2026, (ii) 13,260 restricted stock units granted on October 28, 2024, with 25% vested on November 27, 2025, 25% scheduled to vest on October 28, 2026, and 50% scheduled to vest on October 28, 2027, (iii) 22,000 restricted stock units granted on October 28, 2024, with 50% vested on November 27, 2025, 25% scheduled to vest on October 28, 2026, and 25% scheduled to vest on October 28, 2027, and (iv) 22,104 restricted stock units granted on November 18, 2025, with 25% scheduled to vest on December 18, 2026, 25% scheduled to vest on November 18, 2027, and 50% scheduled to vest on November 18, 2028, contingent upon Mr. Moore’s continued service through the applicable vesting date.

(10)
Represents (i) 13,260 performance share units granted on October 28, 2024 that vest on the attainment of specified financial performance goals over a period of fiscal years 2025 through 2027 (which, as of June 28, 2026, were expected to vest at target) and (ii) 22,104 performance share units granted on November 18, 2025 that vest by a third on the attainment of a specified financial performance goal for each year during the period of fiscal years 2026 through 2028 (which, as of June 28, 2026, one-third was expected to vest at maximum performance and the remaining portions were expected to vest at target performance), and Mr. Moore’s continued service through the applicable vesting date.

(11)
Represents the unvested portion of cash-settled restricted stock units granted on various dates. The unvested cash-settled restricted stock units would become vested as follows, contingent upon Mr. Ning’s continued service through the applicable vesting date: 4,210 on October 28, 2026, 7,922 on November 6, 2026, 6,090 on December 18, 2026, 8,420 on October 28, 2027, 6,090 on November 18, 2027, and 12,180 on November 18, 2028.

(12)
Represents (i) 16,840 cash-settled performance share units granted on October 28, 2024 that vest on the attainment of specified financial performance goals over a period of fiscal years 2025 through 2027 and (ii) 24,360 cash-settled performance share units granted on November 18, 2025 that vest by a third on the attainment of a specified financial performance goal for each year during the period of fiscal years 2026 through 2028 (which, as of June 28, 2026, one-third was expected to vest at maximum performance and the remaining portions were expected to vest at target performance), and Mr. Ning’s continued service through the applicable vesting date.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Edmund M. Ingle	—	—	51,855	180,735
Andrew J. Eaker	—	—	23,383	82,184
Albert P. Carey	—	—	34,296	121,107
Brian D. Moore	—	—	18,461	63,631
Hongjun Ning	—	—	19,299	70,349	(3)

(1)
Shares included in this column represent restricted stock units that vested during fiscal 2026.

(2)
Calculated based on the market price of the shares of Common Stock underlying the restricted stock units, which was computed as the average of the high and low trading prices on the vesting date.

(3)
Represents the cash payments received upon the vesting of cash-settled restricted stock units.

Nonqualified Deferred Compensation

The Company provides additional retirement benefits to a select group of highly compensated employees, including each of its NEOs (with the exception of Mr. Carey, who does not participate in the DCP). On an annual basis, the Company credits to each participant’s account an amount equal to 8.5% of the participant’s annual base salary for executive officers or 5.5% of the participant’s annual base salary for non-executive officers. Each participant is 100% vested in the participant’s account and is able to allocate such funds into any of a variety of investment instruments offered by the plan administrator. Participants are not entitled to a distribution of employer credits until their termination of employment with the Company, at which time they must wait six months to receive a lump-sum payment equal to the balance of their respective accounts. If a participant’s termination is due to death or disability, this six-month delay period is waived.

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals and/or Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Edmund M. Ingle	—	64,355	79,823	—	507,168
Andrew J. Eaker	—	31,712	29,408	—	201,891
Brian D. Moore	—	32,764	15,752	—	148,873
Hongjun Ning	—	36,253	129,051	—	806,932

(1)
Amounts represent Company contributions to the DCP on behalf of the NEOs during fiscal 2026. These amounts are reported in the “All Other Compensation” column of the Summary Compensation Table.

Potential Payments Upon Termination of Employment or Change in Control

Employment Agreements. Each of Messrs. Ingle, Eaker, Carey, Moore, and Ning is party to an employment agreement with the Company. Mr. Carey’s employment agreement does not contain the provisions described in this section. Each employment agreement contains provisions regarding the termination of the executive’s employment and related severance obligations. If the Company terminates any of the foregoing executives for “Cause” or any of them resigns without “Good Reason” (as each term is defined in the respective employment agreement), the Company will pay the executive all accrued and unpaid base salary and any accrued and unpaid benefits through the date of termination, after which the Company will have no further obligation under the employment agreement. If the employment of any of the foregoing executives terminates due to the executive’s death or “Disability” (as defined in the respective employment agreement), the executive or the executive’s estate will receive all accrued and unpaid base salary and any accrued and unpaid benefits through the date of termination, after which all right to benefits will terminate and the Company will have no further obligation under the employment agreement. If the employment of any of the foregoing executives is terminated for any reason other than death, Disability, or Cause, or any of the executives resigns with Good Reason, the executive will be entitled to (i) cash severance payments equal to 12 months of the executive’s annual base salary at the time of termination, payable in equal monthly installments, and (ii) if the executive elects COBRA continuation coverage, reimbursement for the monthly cost of such continuation coverage for medical and health insurance benefits until the earlier of (A) the date the executive ceases to maintain such continuation coverage in effect or (B) 12 months from the termination of employment. The foregoing severance benefits are subject to the executive entering into and not revoking a release of claims in favor of the Company and its affiliated entities. The severance benefits payable upon termination for any reason other than death, Disability, or Cause, or resignation with Good Reason, also are subject to the executive abiding by certain restrictive covenants. Additionally, upon the death or Disability of any of the foregoing executives or a “Change of Control” (as defined in the Unifi, Inc. Amended and Restated 2013 Incentive Compensation Plan (the “Amended 2013 Plan”) and the Second Amended 2013 Plan), all outstanding unvested equity awards issued to the executive by the Company shall vest in full.

Outstanding Equity Awards. Upon a “Change of Control” or a “Change in Control” of the Company (as either term is defined in the Company’s incentive compensation plans), all outstanding stock awards granted to the Company’s NEOs under the plans will become fully vested, including the target number of outstanding performance share units.

The Company’s NEOs shall also become vested in restricted stock units that vest based on continued service with the Company upon a termination of employment due to death or Disability. In addition, a pro rata portion, as determined on a per diem basis for the portion of the performance period that the NEO was in continuous employment with the Company, of the target number of performance share units shall become fully vested if a NEO’s employment terminates before the end of the performance period due to death or Disability.

All of the Company’s unvested restricted stock unit awards granted to NEOs provide for accelerated vesting of all unvested restricted stock units upon the Company’s termination of a NEO’s employment without Cause after the NEO has attained age 65. In addition, a pro rata portion of the performance share units that would have been earned based on the Company’s performance during the applicable performance period will be earned and become vested if a NEO’s employment terminates before the end of the performance period upon the Company’s termination of the NEO’s employment without Cause after the NEO has attained age 65. For an approved retirement, the Compensation Committee may elect to award a pro rata portion of the performance share units that would have been earned based on the Company’s performance if the NEO’s employment had continued to the vesting date.

Hypothetical Payments Table. The table below summarizes the potential severance payments and benefits payable to each applicable executive under the executive’s respective employment agreement and the value of the accelerated vesting of all of the executive’s equity awards upon a Change of Control or a Change in Control of the Company as of June 26, 2026, the last business day of fiscal 2026.

Name	Type of Payment or Benefit	Change of Control ($)(1)	Termination Without Cause or Resignation for Good Reason ($)	Termination Without Cause After Attaining Age 65 ($)(2)	Termination Due to Death or Disability ($)(3)	Termination Due to Approved Retirement ($)(4)
Edmund M. Ingle	Severance and Benefit Continuation(5)	—	744,249	—	—	—
	Accelerated Equity Awards(6)	1,286,006	—	1,040,069	972,182	358,517
	Total	1,286,006	744,249	1,040,069	972,182	358,517
Andrew J. Eaker	Severance and Benefit Continuation(5)	—	384,300	—	—	—
	Accelerated Equity Awards(6)	439,762	—	371,501	350,846	98,203
	Total	439,762	384,300	371,501	350,846	98,203
Albert P. Carey	Accelerated Equity Awards(6)	1,169,299	—	945,398	884,088	326,486
Brian D. Moore	Severance and Benefit Continuation(5)	—	415,205	—	—	—
	Accelerated Equity Awards(6)	400,498	—	330,821	309,504	100,070
	Total	400,498	415,205	330,821	309,504	100,070
Hongjun Ning	Severance and Benefit Continuation(5)	—	486,164	—	—	—
	Accelerated Equity Awards(6)	413,338	—	332,530	309,034	116,952
	Total	413,338	486,164	332,530	309,034	116,952

(1)
As described above, all unvested restricted stock units and the target number of unvested performance share units will become vested upon a Change of Control of the Company.

(2)
As described above, a pro rata portion of the performance share units that would have been earned based on the Company’s performance during the applicable performance period, and all unvested restricted stock units, will vest immediately if the Company terminates the NEO’s employment without Cause after the NEO has attained age 65.

(3)
As described above, all unvested restricted stock units, and a pro rata portion of the target number of unvested performance share units, are subject to accelerated vesting upon termination of the NEO’s employment due to death or Disability.

(4)
For an approved retirement, the Compensation Committee may elect to award a pro rata portion of the performance share units that would have been earned based on the Company’s performance during the applicable performance period if the NEO’s employment had continued to the vesting date.

(5)
Consists of severance benefits and health and welfare benefits. Health and welfare benefits represent the aggregate estimated net cost to the Company for reimbursement of the cost of 12 months of COBRA continued medical coverage provided under the employment agreement between the Company and each of Messrs. Ingle, Eaker, Moore, and Ning.

(6)
For purposes of this table, it is assumed that as of the date of termination or Change of Control, as applicable: (i) each vested restricted stock unit was converted into one share of Common Stock and the aggregate value of such vested restricted stock units was calculated by multiplying the number of restricted stock units by the closing market price of the Common Stock on June 26, 2026; and (ii) each vested performance share unit was converted into one share of Common Stock and the aggregate value of such vested performance share units was calculated by multiplying the number of performance share units by the closing market price of the Common Stock on June 26, 2026.

Pay Ratio Disclosure

The SEC rules require the Company to disclose annually (i) the median annual total compensation of all employees of the Company (excluding the Company’s principal executive officer); (ii) the annual total compensation of the Company’s principal executive officer; and (iii) the ratio of the Company’s principal executive officer’s annual total compensation to the median annual total compensation of all employees of the Company (excluding the Company’s principal executive officer).

Based on the methodology and material assumptions described below, the Company has estimated these amounts to be as follows:

Median annual total compensation of all employees (excluding Mr. Ingle)	$38,077
Annual total compensation of Mr. Ingle	$1,842,809
Ratio of Mr. Ingle’s annual total compensation to the median annual total compensation of all other employees	48:1

For fiscal 2026, the Company used the same median employee identified in fiscal 2024 to determine the median annual total compensation of all employees (excluding the Company’s principal executive officer). To determine the median employee in fiscal 2024, the Company compiled a list of all employees (excluding the Company’s principal executive officer) as of June 2, 2024, sorted the list of employees by their gross cash compensation for the period from June 28, 2023 through June 27, 2024, and selected the employee with the median gross cash compensation amount. The Company annualized the gross cash compensation of any employee who was not employed for the entire period from June 28, 2023 through June 27, 2024. The gross cash compensation amounts included the Company’s 401(k) Plan matching contribution but did not include the value of any other Company-provided benefits, such as medical and life insurance benefits. As of June 28, 2026, the Company employed 2,435 persons, of which 1,153 employees were employed outside of the United States. The compensation of employees in foreign countries was converted to an equivalent U.S. dollar amount using foreign exchange rates averaged over the 12-month period ended December 31, 2023.

The annual total compensation of the Company’s principal executive officer is the total amount of his compensation presented in the Summary Compensation Table. The Company calculated the annual total compensation of the median employee using the same rules applicable to the completion of the Summary Compensation Table for the principal executive officer and the other NEOs.

Pay Versus Performance Disclosure

The following disclosure regarding executive “compensation actually paid” (“CAP”) and certain Company and peer group financial performance measures for the fiscal years listed below is provided in accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Please refer to the “Compensation Discussion and Analysis” section for a complete description of how executive compensation relates to Company performance and how the Compensation Committee makes its decisions.

The Company chose the S&P SmallCap 600 Index as the peer group for purposes of Item 201(e) of Regulation S-K in the Company’s Annual Report on Form 10-K for fiscal 2026. The S&P SmallCap 600 Index seeks to measure the small-cap segment of the U.S. equity market, which the Company believes includes companies with characteristics most similar to UNIFI.

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(1)(2)(3)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(4)	Average Compensation Actually Paid to Non-PEO NEOs ($)(2)(3)(4)	Total Shareholder Return ($)(5)	Peer Group Total Shareholder Return ($)(6)	Net (Loss) Income (in thousands) ($)	Adjusted EBITDA (in thousands) ($)
2026	1,842,809	2,126,953	916,082	1,056,690	19.39	129.41	(24,562)	8,867
2025	2,219,431	1,992,419	1,061,857	929,660	21.17	96.03	(20,348)	(11,551)
2024	1,248,267	1,069,437	634,597	462,645	23.80	93.39	(47,395)	(5,197)
2023	1,244,710	824,527	696,777	273,051	32.61	87.59	(46,344)	(4,085)
2022	1,617,866	613,314	869,763	90,814	56.65	81.98	15,171	55,190

(1)
The principal executive officer, or PEO, for each of the fiscal years listed is Edmund M. Ingle.

(2)
The dollar amounts shown in these columns have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the NEOs. These amounts reflect the amounts set forth in the “Total” column of the Summary Compensation Table for each fiscal year presented, with certain adjustments as described in the table below, in accordance with the requirements of Item 402(v) of Regulation S-K.

(3)
Stock option grant date fair values are calculated based on the Black-Scholes option pricing model as of the grant date; adjustments have been made using stock option fair values as of each measurement date using the stock price as of the measurement date and updated assumptions as of the measurement date. Performance share unit grant date fair values are calculated based on the probable outcome of the performance condition and the fair value of the stock price on the grant date; adjustments have been made based on the probable outcome of the performance condition and the stock price as of the measurement date. Restricted stock unit grant date fair values are calculated using the stock price as of the grant date; adjustments have been made using the stock price as of the fiscal year end and as of each vesting date.

(4)
Information regarding non-PEO NEOs reflects the average Summary Compensation Table total compensation and average CAP for the following executives by fiscal year:

2026: Andrew J. Eaker, Albert P. Carey, Brian D. Moore, and Hongjun Ning.

2025: Andrew J. Eaker, Albert P. Carey, Brian D. Moore, and Hongjun Ning.

2024: Andrew J. Eaker, Albert P. Carey, Hongjun Ning, Meredith S. Boyd, and Craig A. Creaturo.

2023: Albert P. Carey, Hongjun Ning, Gregory K. Sigmon, Craig A. Creaturo, and Lucas de Carvalho Rocha.

2022: Albert P. Carey, Craig A. Creaturo, Hongjun Ning, and Lucas de Carvalho Rocha.

(5)
Total shareholder return (“TSR”) is calculated based on the value of an initial fixed investment of $100 in the Common Stock on June 25, 2021, assuming reinvestment of dividends.

(6)
Peer group TSR is calculated based on the value of an initial fixed investment of $100 in the S&P SmallCap 600 Index on June 25, 2021, assuming reinvestment of dividends.

	PEO					Average Non-PEO NEOs
	2026 ($)	2025 ($)	2024 ($)	2023 ($)	2022 ($)	2026 ($)	2025 ($)	2024 ($)	2023 ($)	2022 ($)
Total Compensation from Summary Compensation Table	1,842,809	2,219,431	1,248,267	1,244,710	1,617,866	916,082	1,061,857	634,597	696,777	869,763
Adjustments for Equity Awards:
Grant date values in the Summary Compensation Table	(462,475)	(775,283)	(387,500)	(387,500)	(387,500)	(220,612)	(472,280)	(157,318)	(142,500)	(162,500)
Year-end fair values for unvested awards granted in the current year	890,693	575,908	342,582	376,477	229,604	415,852	352,051	141,650	138,451	100,463
Year-over-year difference of year-end fair values for unvested awards granted in prior years	(55,939)	(36,335)	(105,105)	(72,240)	(549,678)	(20,984)	(15,671)	(32,743)	(280,639)	(687,937)
Fair values at vest date for awards granted and vested in the current year	—	—	—	—	—	—	—	—	—	—
Difference in prior year-end fair values and vest date fair values for awards granted in prior years	(88,134)	8,698	(28,807)	(336,920)	(296,978)	(33,648)	3,703	(16,080)	(127,515)	(28,975)
Value at last day of prior year for awards forfeited during the current year	—	—	—	—	—	—	-	(107,461)	(11,523)	—
Total Adjustments for Equity Awards	284,145	(227,012)	(178,830)	(420,183)	(1,004,552)	140,608	(132,197)	(171,952)	(423,726)	(778,949)
Compensation Actually Paid	2,126,953	1,992,419	1,069,437	824,527	613,314	1,056,690	929,660	462,645	273,051	90,814

Financial Performance Measures

The Compensation Committee has determined that the most important Company financial performance measures used to link CAP of the Company’s NEOs in fiscal 2026 to the Company’s performance were:

•
Adjusted EBITDA;
•
Asia Adjusted EBITDA; and
•
Adjusted Free Cash Flow.

Pay Versus Performance: Graphical Description

The illustrations below provide a graphical description of CAP and the following measures for the fiscal years listed:

•
the Company’s cumulative TSR and the peer group’s cumulative TSR;
•
the Company’s Net Income (Loss); and
•
the Company Selected Measure, which for UNIFI is Adjusted EBITDA.

* Value of initial fixed investment of $100

Equity Compensation Plan Information

The table below provides information as of June 28, 2026, with respect to the securities authorized for issuance to the Company’s directors, officers, and employees under the Second Amended 2013 Plan, the Amended 2013 Plan, the Unifi, Inc. 2013 Incentive Compensation Plan (the “2013 Plan”), and the 2008 Unifi, Inc. Long-Term Incentive Plan (the “2008 LTIP”). The Second Amended 2013 Plan, which was approved by the Company’s shareholders at the 2020 Annual Meeting of Shareholders, replaced the Amended 2013 Plan for purposes of all incentive awards issued to the Company’s directors, officers, and employees after October 28, 2020; the Amended 2013 Plan, which was approved by the Company’s shareholders at the 2018 Annual Meeting of Shareholders, replaced the 2013 Plan for purposes of all incentive awards issued to the Company’s directors, officers, and employees after October 24, 2018; and the 2013 Plan, which was approved by the Company’s shareholders at the 2013 Annual Meeting of Shareholders, replaced the 2008 LTIP for purposes of all incentive awards issued to the Company’s directors, officers, and employees after October 22, 2013. As a result, no further awards will be made under the Amended 2013 Plan, the 2013 Plan, or the 2008 LTIP after the date it was replaced by a successor plan.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (#)(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights ($)(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,264,029	15.59	995,252
Equity compensation plans not approved by security holders	—	—	—
Total	2,264,029	15.59	995,252

(1)
Includes securities issuable upon exercise of outstanding options and conversion of restricted stock units, performance share units, and vested share units (collectively, “units”) that were issued pursuant to the 2008 LTIP, the 2013 Plan, the Amended 2013 Plan, or the Second Amended 2013 Plan. As of June 28, 2026, (i) an aggregate of 453,010 options remained outstanding and (ii) an aggregate of 1,811,019 units remained outstanding, of which 473,646 were vested and 1,337,373 were unvested.

(2)
The weighted-average exercise price excludes units, which do not have an exercise price.

Compensation Committee Interlocks and Insider Participation

Emma S. Battle, Francis S. Blake, and Kenneth G. Langone served on the Compensation Committee in fiscal 2026. None of the directors who served on the Compensation Committee in fiscal 2026 has ever served as one of the Company’s officers or employees or had any relationship with the Company or any of its subsidiaries since the beginning of fiscal 2026 pursuant to which disclosure would be required under the SEC rules pertaining to the disclosure of transactions with related persons, except for (i) a transaction whereby Mr. Langone paid Rhonda L. Ramlo, a director of the Company, to provide consulting services to the Company; and (ii) a transaction between a wholly-owned subsidiary of Salem Holding Company and the Company, each as described above under “Corporate Governance—Related Person Transactions.” Mr. Langone owns a non-controlling 33% equity interest in, and is the Non-Executive Chairman of, Salem Holding Company. During fiscal 2026, none of the Company’s executive officers served as a director or a member of the compensation committee (or other committee performing equivalent functions) of any other entity of which an executive officer of such other entity served on the Board or the Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section included in this Proxy Statement with management and, based on such review and discussions, recommended to the Board that the “Compensation Discussion and Analysis” section be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for fiscal 2026.

Respectfully submitted by the Compensation Committee of the Board,

Francis S. Blake, Chair

Emma S. Battle

Kenneth G. Langone

Audit Committee Report

The primary purpose of the Audit Committee is to act on behalf of the Board in its oversight of all material aspects of the accounting and financial reporting processes, internal controls, and internal audit function of the Company, including its compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Management has primary responsibility for the Company’s consolidated financial statements and reporting processes, including its internal controls and disclosure controls and procedures. The Company’s independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”) and expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles and for auditing the effectiveness of the Company’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for fiscal 2026. This review included a discussion of the quality and acceptability of the Company’s financial reporting and internal controls. During the past fiscal year, the Audit Committee discussed with the Company’s independent registered public accounting firm the matters required to be discussed by applicable requirements of the PCAOB and the SEC. The Audit Committee also received during the past fiscal year the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the reviews, discussions, and disclosures referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements of the Company for fiscal 2026 be included in its Annual Report on Form 10-K for such fiscal year.

Respectfully submitted by the Audit Committee of the Board,

Suzanne M. Present, Chair

Francis S. Blake

Eva T. Zlotnicka

Proposal 2:

Advisory Vote to Approve
Named Executive Officer Compensation

As required by Section 14A of the Exchange Act, this proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of the Company’s NEOs, which is described in the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this Proxy Statement. This vote is not intended to address any specific item or element of compensation or the compensation of any particular officer, but rather the overall compensation of the Company’s NEOs and the philosophy, principles, and policies used to determine compensation.

Shareholders were most recently asked to approve the compensation of the Company’s NEOs at the 2025 Annual Meeting of Shareholders, and shareholders approved the Company’s NEO compensation with approximately 78% of the votes cast in favor. At the Company’s 2023 Annual Meeting of Shareholders, shareholders were asked to indicate whether future advisory say-on-pay votes should occur every one, two, or three years, with the Board recommending an annual advisory vote. Because the Board views it as a good corporate governance practice, and because at the 2023 Annual Meeting of Shareholders a majority of the votes cast were in favor of an annual advisory say-on-pay vote, the Company currently intends to include an advisory say-on-pay vote in its proxy materials on an annual basis until the next required advisory vote on the frequency of future advisory say-on-pay votes, which will occur no later than the Company’s 2029 Annual Meeting of Shareholders. The next advisory say-on-pay vote is expected to be held at the Company’s 2027 Annual Meeting of Shareholders.

As described in detail in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Company’s executive compensation program is designed not only to attract and retain talented and experienced executives, but also to motivate them to contribute substantially to the Company’s future success for the long-term benefit of shareholders and to reward them for doing so. Accordingly, the Compensation Committee and the Board believe that there should be a strong relationship between pay and corporate performance, and that the Company’s executive compensation program reflects this belief. Shareholders are urged to read the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this Proxy Statement, which more thoroughly discuss the Company’s compensation principles and policies. The Compensation Committee and the Board believe that these principles and policies are effective in implementing the Company’s overall compensation philosophy.

Accordingly, the Company is asking shareholders to vote, on an advisory basis, “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the “Compensation Discussion and Analysis” section, the compensation tables, and the related narrative discussion, is hereby approved.

This vote is advisory, which means that the shareholder vote on this proposal will not be binding on UNIFI, the Compensation Committee, or the Board. However, the Compensation Committee and the Board value the opinions of UNIFI’s shareholders and will carefully consider the outcome of the vote when making future compensation decisions for the Company’s NEOs.

The Board of Directors unanimously recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of the Company’s NEOs in fiscal 2026 as disclosed in this Proxy Statement. Unless otherwise specified, proxies will be voted “FOR” the approval, on an advisory basis, of the compensation of the Company’s NEOs in fiscal 2026 as disclosed in this Proxy Statement.

Proposal 3:

Ratification of the Appointment of
Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2027. KPMG LLP has served as the Company’s independent registered public accounting firm since 2011. The Audit Committee reviewed and discussed the performance of KPMG LLP for fiscal 2026 prior to its appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2027.

The Company expects that representatives of KPMG LLP will be present at the Annual Meeting, and the representatives will have an opportunity to make a statement if they desire to do so. The Company also expects that representatives of KPMG LLP will be available to respond to appropriate questions from shareholders.

Shareholder ratification of the Audit Committee’s appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2027 is not required by the Company’s Amended and Restated By-laws or otherwise. Nevertheless, the Board is submitting the appointment of KPMG LLP to the Company’s shareholders for ratification as a matter of good corporate governance. If the Company’s shareholders fail to ratify the appointment, the Audit Committee will reconsider its appointment of KPMG LLP. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

The Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2027. Unless otherwise specified, proxies will be voted “FOR” the ratification of the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2027.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s consolidated financial statements for fiscal 2026 and fiscal 2025 and fees billed for other services rendered by KPMG LLP during those periods.

	Fiscal 2026 ($)	Fiscal 2025 ($)
Audit Fees(1)	1,085,000	1,413,500
Audit-Related Fees	—	—
Tax Fees(2)	153,000	167,000
All Other Fees	—	—
Total	1,238,000	1,580,500

(1)
Audit Fees consists of fees billed for the respective fiscal year for professional services associated with the annual financial statement audit and the quarterly financial statement reviews, services related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002, and consultations in connection with statutory and regulatory filings or engagements.
(2)
Tax Fees consists of fees billed for the respective fiscal year for tax compliance, consultation, and related matters.

Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee has implemented procedures under UNIFI’s Audit Committee Pre-Approval Policy for Audit and Non-Audit Services (the “Pre-Approval Policy”) to ensure that all audit and permitted non-audit services to be provided to the Company have been pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of the Company’s independent registered public accounting firm for specific audit and non-audit services, within pre-approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the Audit Committee before the service may be provided by the Company’s independent registered public accounting firm. Any pre-approved services exceeding the pre-approved monetary limits require specific pre-approval by the Audit Committee. For fiscal 2026, all of the audit fees were pre-approved by the Audit Committee in accordance with the above procedures. All of the other fees billed by KPMG LLP to the Company for fiscal 2026 were pre-approved by the Audit Committee by means of specific pre-approvals. All non-audit services provided in fiscal 2026 were reviewed with the Audit Committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Additional Information

Shareholder Proposals for the 2027 Annual Meeting of Shareholders

Any shareholder proposal intended to be included in UNIFI’s proxy statement and form of proxy relating to the 2027 Annual Meeting of Shareholders must be in writing and received by the Company no later than May 14, 2027. Any such shareholder proposal must also comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials. Shareholder proposals should be addressed to the attention of the Company’s Secretary at Unifi, Inc., 7201 West Friendly Avenue, Greensboro, North Carolina 27410. Pursuant to the SEC rules, submitting a proposal will not guarantee that it will be included in the Company’s proxy materials.

In addition, any shareholder proposal intended to be presented at the 2027 Annual Meeting of Shareholders, but that will not be included in the Company’s proxy statement and form of proxy relating to the 2027 Annual Meeting of Shareholders, must be in writing and received by the Company’s Secretary at Unifi, Inc., 7201 West Friendly Avenue, Greensboro, North Carolina 27410 no earlier than 120 days and no later than 90 days prior to the first anniversary of the Annual Meeting. As a result, any proposals submitted by a shareholder pursuant to the provisions of the Company’s Amended and Restated By-laws (other than proposals submitted pursuant to Rule 14a-8 of the Exchange Act) must be received no earlier than June 29, 2027 and no later than July 29, 2027. However, if the date of the 2027 Annual Meeting of Shareholders is more than 30 days before or more than 90 days after October 27, 2027, then the written notice must be received by the Company’s Secretary no earlier than 120 days prior to the date of the 2027 Annual Meeting of Shareholders and no later than the close of business on the later of (i) 90 days prior to the date of such annual meeting or (ii) 10 days following the day on which the Company first announced publicly (or mailed notice to the shareholders of) the date of such meeting. Shareholder proposals must include the specified information concerning the proposal and the shareholder submitting the proposal as set forth in the Company’s Amended and Restated By-laws. A copy of the Company’s Amended and Restated By-laws may be obtained by writing to the Company’s Secretary at Unifi, Inc., 7201 West Friendly Avenue, Greensboro, North Carolina 27410.

2026 Annual Report to Shareholders

This Proxy Statement is accompanied by the Annual Report on Form 10-K for fiscal 2026, and these materials are also available at www.proxyvote.com and the investor relations portion of the Company’s website at www.unifi.com. The Annual Report on Form 10-K for fiscal 2026, which contains the audited consolidated financial statements and other information about the Company, is not incorporated in this Proxy Statement and is not to be deemed a part of the proxy soliciting material.

Annual Report on Form 10-K

The Company will provide without charge to each person solicited pursuant to this Proxy Statement, upon the written request of any such person, a copy of the Company’s Annual Report on Form 10-K for fiscal 2026, including the financial statements and the financial statement schedules, required to be filed with the SEC, or any exhibit thereto. Requests should be in writing and addressed to the attention of the Company’s Secretary at Unifi, Inc., 7201 West Friendly Avenue, Greensboro, North Carolina 27410.

Householding

The SEC has adopted rules permitting companies to mail one proxy statement and annual report, or notice of internet availability of proxy materials, as applicable, in one envelope to all shareholders residing at the same address if certain conditions are met. This is called “householding” and can result in significant savings of paper and mailing costs. The Company has not implemented householding with respect to its shareholders of record; however, a number of brokerage firms have instituted householding that may impact certain beneficial owners of shares held in street name. If members of your household have multiple accounts through which they hold Common Stock, you may have received a householding notification from the shareholder of record (e.g., your bank, broker, or other nominee).

Please contact the shareholder of record directly if you have any questions or wish to revoke your decision to household or to receive an additional copy of this Proxy Statement, the Annual Report on Form 10-K for fiscal 2026, or the Notice of Internet Availability for members of your household.

Appendix A

Non-GAAP Financial Performance Measures

Unifi, Inc. (“UNIFI”) prepares its consolidated financial statements and reports in accordance with U.S. generally accepted accounting principles (“GAAP”). UNIFI’s executive compensation program uses Adjusted EBITDA, which represents net loss before net interest expense, income tax expense, and depreciation and amortization expense, adjusted to exclude certain operating or non-operating income or expense items necessary to understand and compare the underlying results of UNIFI, and Adjusted Free Cash Flow, which represents net cash provided by operating activities, adjusted to include capital expenditures, as measures of UNIFI’s financial performance for purposes of determining the annual incentive compensation earned by executives under the program. UNIFI’s methods of determining Adjusted EBITDA and Adjusted Free Cash Flow may differ from the methods used by other companies. Accordingly, these non-GAAP financial performance measures may not be comparable to measures used by other companies.

The Compensation Committee believes that Adjusted EBITDA and Adjusted Free Cash Flow serve as high-level proxies for cash generated from operations, which are key performance indicators used by the Board of Directors and management to assess UNIFI’s operating results generally. However, these financial performance measures are not calculated in accordance with GAAP and should not be considered in isolation from, or as a substitute for, net loss, cash flows from operating activities, and other financial results reported in UNIFI’s consolidated financial statements prepared in accordance with GAAP.

The following table sets forth the reconciliation of the amounts reported under GAAP for net loss to Adjusted EBITDA for fiscal 2026 (in thousands):

Net loss	$(24,562)
Interest expense, net(1)	5,114
Provision for income taxes	4,534
Depreciation and amortization expense(1)	23,820
EBITDA	8,906
Restructuring and transition costs(2)	1,853
Gain on foreign currency transaction, net(3)	(1,892)
Adjusted EBITDA	$8,867

(1)
Within this reconciliation, depreciation and amortization expense excludes the amortization of debt issuance costs, which are reflected in interest expense, net. Within the consolidated statements of cash flows, amortization of debt issuance costs are reflected in depreciation and amortization expense.
(2)
In fiscal 2026, UNIFI incurred various transition costs totaling $1,068 in connection with the consolidation of Americas yarn manufacturing operations, $1,093 of employee separation costs in connection with the Fiscal 2026 Profit Improvement Plan, and a $308 gain from disposals of assets from the consolidation of its yarn manufacturing operations.
(3)
In fiscal 2026, UNIFI recorded a foreign currency gain of $1,892. In December 2025, Brazil declared dividends against the majority of its retained earnings in connection with certain tax law changes related to future dividends. Foreign currency transaction gains (losses) are recorded to reflect changes in the exchange rate of the Brazilian Real to the U.S. Dollar while the dividend payable is outstanding.

A-1

The following table sets forth the reconciliation of the amounts reported under GAAP for net cash provided by operating activities to Adjusted Free Cash Flow for fiscal 2026 (in thousands):

Net cash provided by operating activities	$26,534
Capital expenditures	(5,002)
Free Cash Flow	21,532
Restructuring and transition costs(1)	1,287
Adjusted Free Cash Flow	$22,819

(1)
In fiscal 2026, UNIFI incurred various restructuring and transition costs in connection with the consolidation of Americas yarn manufacturing operations and the Fiscal 2026 Profit Improvement Plan as discussed above in the net loss to Adjusted EBITDA reconciliation. Within this amount are $566 of losses on disposals of assets, which have no impact on Free Cash Flow and therefore were excluded from the adjustment here.

SCAN TO VIEW MATERIALS & VOTEwUNIFI, INC.7201 WEST FRIENDLY AVENUEGREENSBORO, NC 27410VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Time, on October 26, 2026. Have your proxy card in hand when you access the website and then follow the instructions to obtain your records and to create an electronic voting instruction form.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to reduce the costs incurred by Unifi, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically viae-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m.,Eastern Time, on October 26, 2026. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark,sign,anddateyourproxycardandreturnitinthepostage-paidenvelopewehave provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,Edgewood, NY 11717.UNIFI, INC.UNIFI's Board of Directors recommends that you vote"FOR" each of the nominees named in Proposal 1.1.Election of directorsNominees:ForAgainstAbstain1a.Emma S. Battle.....................................................!!!1b.Francis S. Blake.....................................................!!!1c.Albert P. Carey......................................................!!!1d.Edmund M. Ingle..................................................!!!1e.Kenneth G. Langone............................................!!!1f.Suzanne M. Present..............................................!!!1g.Rhonda L. Ramlo..................................................!!!1h.Eva T. Zlotnicka.....................................................!!!T03214-P55753UNIFI’sBoardofDirectorsrecommendsthatyouvoteForAgainstAbstain"FOR" Proposals 2 and 3.2.Advisory vote to approve UNIFI’s named executive officer !!!compensation in fiscal 2026.3.Ratification of the appointment of KPMG LLP to serve as !!!UNIFI’s independent registered public accounting firm forfiscal 2027.NOTE: In their discretion, the proxy holders are authorizedto vote on such other business as may properly come before the meeting or any adjournment or postponement thereof. EACH OF PROPOSALS 1, 2, AND 3 HAS BEEN PROPOSED BY UNIFI, INC.Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice of Annual Meeting and Proxy Statement and the Annual Report on Form 10-Kare available at www.proxyvote.com.T03215-P55753UNIFI, INC.2026 Annual Meeting of ShareholdersOctober 27, 2026This proxy is solicited on behalf of UNIFI’s Board of Directors.The undersigned hereby appoint(s) Edmund M. Ingle and Wesley M. Suttle, and each of them, as attorneys-in-fact, each with the power to appoint his/her substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of Unifi, Inc. that the undersigned is/are entitled to vote at the 2026 Annual Meeting of Shareholders to be held at 8:00 a.m., Eastern Time, on Tuesday, October 27, 2026 at UNIFI's corporate headquarters located at 7201 West Friendly Avenue, Greensboro, North Carolina 27410, and any adjournment or postponement thereof. The proxy holders are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof, exercising their discretion as set forth in the Notice of Annual Meeting and Proxy Statement.THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR" EACH OF THE NOMINEES NAMED IN PROPOSAL 1; "FOR" PROPOSALS 2 AND 3; AND IN THE DISCRETION OF THE PROXY HOLDERS WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.PLEASE MARK, SIGN, AND DATE ON THE REVERSE SIDE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE, OR FOLLOW THE INSTRUCTIONS TO VOTE BY INTERNET OR PHONE.(Continued and to be signed on reverse side)